    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2000


                                                      REGISTRATION NO. 333-87435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                LANDACORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          7379                          94-3346710
   (PRIOR TO REINCORPORATION)      (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
            DELAWARE                  CLASSIFICATION NUMBER)           IDENTIFICATION NUMBER)
    (AFTER REINCORPORATION)
(STATE OR OTHER JURISDICTION OF
 INCORPORATION OR ORGANIZATION)

                           4151 ASHFORD DUNWOODY RD.
                                   SUITE 505
                               ATLANTA, GA 30319
                                 (404) 531-9956
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             EUGENE SANTA CATTARINA
                                LANDACORP, INC.
                           4151 ASHFORD DUNWOODY RD.
                                   SUITE 505
                               ATLANTA, GA 30319
                                 (404) 531-9956
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               MICHAEL J. DANAHER, ESQ.                                 NILS H. OKESON, ESQ.
                MARTIN J. WATERS, ESQ.                                   J. MARK RAY, ESQ.
               DEBORAH A. LANGIER, ESQ.                                  ALSTON & BIRD LLP
           WILSON SONSINI GOODRICH & ROSATI                             ONE ATLANTIC CENTER
               PROFESSIONAL CORPORATION                              1201 WEST PEACHTREE STREET
                  650 PAGE MILL ROAD                                   ATLANTA, GA 30309-3424
                 PALO ALTO, CA 94304                                       (404) 881-7000
                    (650) 493-9300

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2000


PROSPECTUS

                                3,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

        This is an initial public offering of common stock by Landacorp, Inc. This prospectus relates to an offering of 3,500,000 shares of common stock. Landacorp is selling all of the shares of common stock being sold in the offering.

        Prior to the offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $8 and $10.

                               ------------------

        We have applied to list our common stock on the Nasdaq National Market under the symbol "LCOR."

                               ------------------

                                                                 Per Share             Total
                                                              ----------------    ----------------
Initial public offering price...............................         $                   $
Underwriting discounts and commissions......................         $                   $
Proceeds to Landacorp, before expenses......................         $                   $

        We and three of our stockholders have granted the underwriters an option for a period of 30 days to purchase up to 525,000 additional shares of common stock.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                               ------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
CHASE H&Q

                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                                                                        SG COWEN

            , 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     8
Forward-Looking Statements..................................    16
How We Intend to Use the Proceeds from the Offering.........    17
Dividend Policy.............................................    17
Capitalization..............................................    18
Dilution....................................................    19
Selected Financial Data.....................................    20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Business....................................................    32
Management..................................................    42
Certain Relationships and Related Transactions..............    49
Principal Stockholders......................................    51
Description of Capital Stock................................    54
Shares Eligible for Future Sale.............................    57
Underwriting................................................    59
Legal Matters...............................................    62
Experts.....................................................    62
Where You Can Find More Information.........................    62
Index to Financial Statements...............................   F-1


                            ------------------------

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision. In this prospectus, unless the context indicates otherwise, "Landacorp," "we," "us" and "our" refer to Landacorp, Inc.

                                   LANDACORP

        We offer business-to-business Internet-based and other electronic medical management solutions to healthcare payers and providers that are designed to control the cost and improve the quality of healthcare delivery. The term medical management solution refers to our applications that automate and streamline administrative and business processes, minimize inefficient paper-, fax-and phone-based communications, and facilitate interaction among various healthcare participants. Our solutions enable our clients to deliver consistent and appropriate medical care utilizing their chosen clinical guidelines and business process rules.

        We currently offer two products to healthcare payers: maxMC and e-maxMC, our new Internet-based medical management solution. As of December 31, 1999, five payers who claim to have a combined membership of six million participants were using maxMC. We have successfully tested e-maxMC internally and recently began offering the solution to payers. We expect to complete testing of e-maxMC with one of our payer customers in early 2000. We believe that the lack of functionality offered by existing Internet-based medical management products provides a significant market opportunity for e-maxMC. e-maxMC will add medical management functions to payers' Web sites in order to attract repeat visits by their members. We refer to Internet-based functions that generate repeat visits as sticky applications.

        Maxsys II is our medical management solution for healthcare providers. As of December 31, 1999, approximately 175 hospitals were using Maxsys II or its predecessor, Maxsys I. Although we no longer market Maxsys I, we continue to support it as a service to our customers and pursuant to ongoing contractual obligations.


        The Internet is emerging as a powerful tool for connecting healthcare participants, enhancing the efficiency of business processes, clinical decision-making and case and disease management, and minimizing expenditures on unauthorized or inappropriate care. Of the $1.1 trillion spent on healthcare in the U.S. annually, an estimated $250 billion relates to unnecessary care, redundant tests and procedures and excessive administrative costs. We believe the healthcare industry has failed to realize much of the potential offered by the Internet, as existing Internet-based products have merely linked healthcare participants without providing the medical management functions needed to make their interactions more efficient.


        Our solutions enable our clients to complement existing information systems, as well as other Internet-based products, with a rich set of medical management functions, including:

        - functions that assist with coordination of medical care by putting to use clinical guidelines chosen by our customers in order to match payers' business rules with providers' and members' requests for care;

        - case and disease management tools that assist with the determination of appropriate levels of care, perform short- and long-term care planning and minimize unnecessary procedures; and

        - tools for maintaining and reviewing physicians' credentials and other biographical information, such as continuing medical education credits, medical board certifications and records of disciplinary and other adverse actions.

        Our solutions are flexible and secure, and we can deploy them across a broad range of computing environments. The solutions are also scalable, which means customers can use them on a small scale for a limited number of users or on a large scale for multiple users without affecting product performance. As a result, our customers may tailor our solutions to suit their specific administrative and business processes, clinical guidelines, existing information systems and business models.


        Our objective is to be the leading provider of Internet-based and other electronic medical management solutions for healthcare payers and providers. Key components of our strategy include:

        - aggressively marketing our new Internet-based medical management solution, e-maxMC;

        - achieving greater market penetration;

        - developing and offering application service provider services for medium to small health plans and hospitals;

        - continuing to add functionality to our electronic medical management solutions; and

        - pursuing strategic partnerships and acquisitions.

        The address of our principal executive offices is 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia, 30319. Our telephone number is (404) 531-9956. We incorporated on April 27, 1982 as Landa Management Systems Corporation, a California corporation. We reincorporated as Landacorp, Inc., a Delaware corporation, on December 3, 1999. Our fiscal year ends December 31.

                                  THE OFFERING

COMMON STOCK OFFERED BY US..............     3,500,000 shares


COMMON STOCK TO BE OUTSTANDING AFTER THE
OFFERING................................     13,213,184 shares


USE OF PROCEEDS.........................     Working capital and general
                                             corporate purposes, including:

                                             - development and implementation of
                                               new applications;

                                             - enhancing our sales and marketing
                                               organization; and

                                             - the purchase of assets from High
                                               Technology Solutions, Inc., and
                                               other possible strategic
                                               partnerships and acquisitions.

PROPOSED NASDAQ NATIONAL MARKET
SYMBOL..................................     LCOR
                           -------------------------


        This number does not include 911,115 shares of common stock subject to outstanding options at December 31, 1999 with a weighted average exercise price of $1.44 per share. Please see "Capitalization" for a more complete discussion regarding our common stock and options to purchase our common stock and other related matters.

                           -------------------------

        Unless otherwise noted, all information in this prospectus:

        - assumes the conversion of all outstanding preferred stock into common stock on a one-for-one basis;


        - assumes the cashless exercise of outstanding warrants to purchase 350,000 shares of common stock at an exercise price of $1.20 per share, resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share;


        - assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


        You should read the following summary financial data in conjunction with our financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. We derived the following statement of operations data for the years ended December 31, 1996, 1997 and 1998 and for the nine month period ended September 30, 1999, and the balance sheet data at September 30, 1999, from the audited financial statements included at the end of this prospectus. We derived the following statement of operations data for the nine month period ended September 30, 1998 from the unaudited financial statements included at the end of this prospectus. In the pro forma as adjusted balance sheet data presented below we have given effect to the receipt of the estimated net proceeds from this offering at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, the cashless exercise of warrants to purchase 350,000 shares of common stock at a price of $1.20 per share, resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share, and the conversion of all outstanding shares of our preferred stock into common stock on a one-for-one basis.



                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ---------------------------   ---------------------
                                                  1996      1997      1998        1998        1999
                                                 -------   -------   -------   -----------   -------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues...............................  $ 1,939   $ 4,038   $ 6,217     $4,648      $ 7,067
  Loss from operations.........................   (1,697)     (803)   (1,985)      (401)      (1,524)
  Net loss.....................................   (1,897)   (1,011)   (1,910)      (352)      (1,452)
  Net loss per share:
     Basic and diluted.........................  $ (1.74)  $ (0.91)  $ (1.84)    $(0.34)     $ (1.15)
     Weighted average shares...................    1,088     1,108     1,041      1,045        1,259
  Pro forma net loss per share:(1)
     Basic and diluted (unaudited).............                      $ (0.27)                $ (0.17)
     Weighted average shares (unaudited).......                        7,061                   8,362



                                                               SEPTEMBER 30, 1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $2,094      $30,393
  Working capital...........................................     157       28,456
  Total assets..............................................   5,317       33,616
  Stockholders' equity......................................     967       29,266


-------------------------
(1) See Note 2 of Notes to Financial Statements for a discussion of the computation of pro forma basic and diluted net loss per share and weighted average shares outstanding.

                                  RISK FACTORS


        You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, results of operations and financial condition could suffer material harm, the trading price of our common stock could decline, and you could lose all or part of your investment.


OUR BUSINESS WILL SUFFER IF OUR MAXMC AND E-MAXMC MEDICAL MANAGEMENT SOLUTIONS DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE AMONG HEALTHCARE PAYER ORGANIZATIONS


        Achieving our growth objectives depends on our maxMC and e-maxMC medical management solutions achieving widespread market acceptance among healthcare payer organizations, which is difficult to determine at this time. We commercially released maxMC in 1997 and only five payer customers currently use it. Therefore, maxMC currently has limited market acceptance. We expect to complete testing e-maxMC in early 2000. As a result, e-maxMC has not achieved any market acceptance at this time and we currently do not have sufficient evidence to determine whether and to what extent it will achieve market acceptance. Achieving market acceptance for our medical management solutions will require ongoing improvement of their features and functionalities and enhanced sales and marketing efforts. If we do not gain significant market share for our maxMC and e-maxMC medical management solutions before our competitors introduce alternative products with features similar to ours, our operating results will suffer. Our operating results will also suffer if our pricing strategies, such as our planned subscription pricing for payers, are not economically viable or acceptable to our customers.


THE HEALTHCARE INDUSTRY MAY NOT ACCEPT OUR MEDICAL MANAGEMENT SOLUTIONS

        To be successful, we must attract a significant number of payer customers, such as managed care companies, and continue to attract provider customers, such as hospitals. We cannot determine the extent to which the payer market will accept our medical management solutions as substitutes for traditional methods of processing healthcare information and managing patient care. To date, many healthcare industry participants have been slow to adopt new technology solutions. We believe that the complex nature of healthcare processes and communications among healthcare industry participants, as well as concerns about confidentiality of patient information, may hinder the development and acceptance of new technology solutions such as our medical management solutions. In addition, customers using existing information systems in which they have made significant investments may refuse to adopt our solutions if they perceive that our solutions will not complement their existing systems. As a result, the conversion from traditional methods of communication to electronic information exchange may not occur as rapidly as we expect it will. Even if the conversion does occur as rapidly as expected, payers and providers may use solutions, products and services offered by others.

WE HAVE A HISTORY OF QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR REVENUE AND OPERATING RESULTS, AND EXPECT THESE FLUCTUATIONS TO CONTINUE, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE


        Our quarterly and annual revenue and operating results have varied significantly in the past and will likely vary significantly in the future due to a number of factors, many of which we cannot control. The factors that may cause our quarterly revenue and operating results to fluctuate include:


        - fluctuations in demand for our medical management solutions and related services, including payers' and providers' reluctance to make large technology purchases around the time of the change to the year 2000;

        - the timing of customer orders and product implementations, particularly orders from large customers involving substantial implementation;

        - the length of our sales cycle, which varies and is unpredictable;

        - the length of our implementation process, which varies, is unpredictable and often depends on matters outside of our control such as the customer's ability to commit its resources to the implementation process;

        - our ability to develop, introduce, implement and support new products and product enhancements;

        - the rate of adoption of our medical management solutions, which often require our customers to change some aspects of the way in which they have traditionally conducted business;

        - announcements and new product introductions by our competitors and deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or our competitors; and

        - changes in the prices at which we can sell our medical management solutions.


        Accordingly, you should not rely on the results of any past periods as an indication of our future performance. In some future periods, our operating results may not meet expectations of public market analysts or investors. If this occurs, our stock price may decline.



IF WE DO NOT HIRE AND RETAIN ADDITIONAL SALES, MARKETING AND IMPLEMENTATION PERSONNEL WE MAY NOT SUCCEED IN IMPLEMENTING OUR GROWTH STRATEGY AND ACHIEVING OUR TARGET REVENUE GROWTH


        Our future growth depends to a significant extent on our ability to hire additional sales, marketing and implementation personnel. Competition for these people is intense. We have experienced difficulty in hiring qualified sales and marketing professionals, as well as database administrators, and we may not be successful in attracting and retaining such individuals. If we do not hire additional qualified sales and marketing personnel, we may not succeed in implementing our growth strategy and our targeted revenue growth may not be achieved. In addition, even if our sales increase, our market penetration and revenue growth will be limited if we are unable to hire additional personnel to implement the medical management solutions we sell.

        We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Many of our employees have only recently joined us, and we may experience high turnover rates in some categories of personnel. If we do not assimilate new employees in a timely and cost-effective manner, the productivity of those employees will be low, and as a result our operating results may decrease.


        In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. Competitors or other companies may make such claims against us in the future as we seek to hire qualified personnel. Any claim of this nature could result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.



BECAUSE WE OFFER A LIMITED NUMBER OF PRODUCTS AND OPERATE EXCLUSIVELY IN THE MARKET FOR MEDICAL MANAGEMENT SOLUTIONS, WE ARE PARTICULARLY SUSCEPTIBLE TO COMPETITION, PRODUCT OBSOLESCENCE AND DOWNTURNS IN THE MARKET FOR MEDICAL MANAGEMENT PRODUCTS



        We depend on a limited number of products and we operate exclusively in the market for medical management solutions. To date, we have derived substantially all of our revenue from the sale and associated support of Maxsys II (and its predecessor Maxsys I), a medical management solution marketed to hospital providers. We anticipate that substantially all of our revenue in the foreseeable future will be attributable to continued sales and associated support of that solution, as well as sales and support of maxMC and e-maxMC, our medical management solutions marketed to payers. Dependence on a limited product line makes us particularly susceptible to the successful introduction of, or changes in market preferences for, competing products. In addition, operating exclusively in the market for medical management solutions makes us particularly susceptible to downturns in that market that may be unrelated to the quality or competitiveness of our solutions.

OUR FUTURE SUCCESS DEPENDS IN SIGNIFICANT PART UPON THE CONTINUED SERVICE OF OUR SENIOR MANAGEMENT PERSONNEL

        Eugene Santa Cattarina, our President and Chief Executive Officer, and Stephen Kay, our Chief Operating Officer and Chief Financial Officer, have a great deal of experience in the healthcare information technology industry in general and in the market for medical management solutions in particular. Therefore, they are uniquely qualified to manage our business and would be difficult to replace. We do not have employment contracts with these officers or any of our other key personnel. As a result, these employees may voluntarily terminate their employment with us at any time. The search for a replacement for any of our key personnel could be time consuming, and could distract our management team from the day-to-day operations of our business. This could delay the implementation of our growth strategy and negatively impact our ability to achieve targeted revenue growth. In addition, with the exception of two executive officers and one key employee, we do not maintain key person life insurance on our key personnel.

WE HAVE A LONG HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE

        We have been in business since 1982 and we have incurred significant losses since that time. We expect to continue to incur losses on an annual basis for the foreseeable future. As of September 30, 1999, our accumulated deficit was $12.7 million. We expect to incur increased levels of product development, sales and marketing and administrative expenses and, as a result, we will need to increase our revenue significantly to achieve future profitability. Although our revenue has grown in recent quarters, we may not be able to sustain this growth and we may not realize sufficient revenue to achieve profitability. Further, even if we achieve profitability, due to competition and the evolving nature of the healthcare information technology and Internet market, we could fail to sustain or increase profitability on a quarterly or annual basis.

THE LENGTH AND COMPLEXITY OF OUR SALES CYCLE AND PRODUCT IMPLEMENTATION PERIOD MAY CAUSE US TO EXPEND SUBSTANTIAL TIME, EFFORT AND FUNDS WITHOUT RECEIVING RELATED REVENUE

        We do not control many of the factors that influence our customers' buying decisions and the implementation of our medical management solutions. The sales and implementation process for our solutions is lengthy, involves a significant technical evaluation and requires our customers to commit a great deal of time and money. The sale and implementation of our solutions are subject to delays due to healthcare payers' and providers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their organizations. The sales cycle for our solutions is unpredictable and has generally ranged from six to twenty-four months from initial contact to contract signing. The time it takes to implement our solutions is also difficult to predict and has typically ranged from six to fifteen months from contract execution to the commencement of live operation. During the sales cycle and the implementation period, we may expend substantial time, effort and money preparing contract proposals, negotiating the contract and implementing the solution without receiving any related revenue.

OUR MEDICAL MANAGEMENT SOLUTIONS ARE COMPLEX AND MAY CONTAIN UNDETECTED SOFTWARE ERRORS, WHICH COULD LEAD TO AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR REVENUES


        Complex software products such as those included in our medical management solutions frequently contain undetected errors when first introduced or as new versions are released. We have, from time to time, found errors in the software products included in our solutions, and in the future we may find additional errors. In addition, we combine our solutions with software and hardware products from other vendors. As a result, we may experience difficulty in identifying the source of an error. The occurrence of hardware and software errors, whether caused by our solutions or another vendor's products, could:


        - cause sales of our solutions to decrease and our revenues to decline;

        - cause us to incur significant warranty and repair costs;

        - divert the attention of our technical personnel away from product development efforts; and

        - cause significant customer relations problems.


BECAUSE OUR MEDICAL MANAGEMENT SOLUTIONS RELY ON TECHNOLOGY THAT WE OWN, OUR BUSINESS WILL SUFFER IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THAT TECHNOLOGY AGAINST INFRINGEMENT BY COMPETITORS



        To protect our intellectual property rights, we rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we fail to protect our intellectual property from infringement, other companies may use our intellectual property to offer competitive products at lower prices. If we fail to compete effectively against these companies we could lose customers and sales of our solutions and our revenue could decline . See "Business -- Intellectual Property."


EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY OR OUR ALLEGED MISUSE OF THE INTELLECTUAL PROPERTY OF OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION


        Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability or invalidate our ownership rights in the technology used in our solutions. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business.


        Any potential intellectual property litigation could also force us to do one or more of the following:

        - stop using the challenged intellectual property or selling our products or services that incorporate it;

        - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable; and

        - redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products.


        If we must take any of the foregoing actions, we may be unable to manufacture and sell our solutions, which would substantially reduce our revenue.

WE FACE SIGNIFICANT COMPETITION FROM, AMONG OTHERS, SOFTWARE VENDORS, INTERNET COMPANIES AND CONSULTING GROUPS FOCUSED ON THE HEALTHCARE INDUSTRY


        We face intense competition in the market for our medical management solutions. Many of our competitors have greater financial, technical, product development, marketing and other resources than we have. Because these organizations may be better known and have more customers than us, we may not compete successfully against them. The principal companies we compete against in the payer market include HPR (a subsidiary of McKesson HBOC), MedDecision, PhyCom and Confer. In the hospital provider market, we compete against MIDS, SoftMed Systems and others. We expect that competition will continue to increase as a result of consolidation in the Internet, information technology and healthcare industries. See "Business -- Competition."


RAPIDLY CHANGING TECHNOLOGY MAY IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR MEDICAL MANAGEMENT SOLUTIONS

        Because our business relies on technology, it is susceptible to:

        - rapid technological change;

        - changing customer needs;

        - frequent new product introductions; and

        - evolving industry standards.


In particular, the Internet is evolving rapidly and the technology used in Internet related products changes rapidly. As the Internet, computer and software industries continue to experience rapid technological change, we must quickly modify our solutions to adapt to such changes. The demands of operating in such an environment may delay or prevent our development and introduction of new solutions and additional functions for our existing solutions that continually meet changing market demands and that keep pace with evolving industry standards. Moreover, competitors may develop products superior to our solutions, which could make our products obsolete.


OUR CUSTOMERS MAY ENCOUNTER SYSTEM DELAYS, FAILURES OR LOSS OF DATA WHEN USING OUR NEW INTERNET-BASED MEDICAL MANAGEMENT SOLUTION AS A RESULT OF DISRUPTIONS OR OTHER PROBLEMS WITH INTERNET SERVICES AND INTERNET ACCESS PROVIDED BY THIRD PARTIES


        System delays, failures or loss of data experienced by our customers could harm our business. The success of our new Internet-based medical management solution for payers will depend on the efficient operation of Internet connections among our payer customers and their members and associated providers. These connections, in turn, depend on the efficient operation of Web browsers, Internet connections and Internet service providers. In the past, Internet users have occasionally experienced difficulties with Internet connections and services due to system failures. Any disruption in Internet access provided by third parties could delay or disrupt the performance of our new Internet-based solution, and consequently, make it less acceptable to payers. Furthermore, we will depend on our customers' hardware suppliers for prompt delivery, installation and service of the equipment that runs our applications.


SECURITY BREACHES AND SECURITY CONCERNS ABOUT INTERNET TRANSMISSIONS MAY CAUSE CUSTOMERS TO REFUSE TO PURCHASE OR DISCONTINUE THE USE OF OUR MEDICAL MANAGEMENT SOLUTIONS


        Our customers will retain confidential customer and patient information using our solutions. An experienced computer user who is able to access our customers' computer systems could gain access to confidential patient and company information. Therefore, our products must remain secure and the market must perceive them as secure. The occurrence of security breaches could cause customers to refuse to purchase or discontinue use of our solutions. Protecting against such security breaches or alleviating problems caused by security breaches may require us to expend significant capital and other resources. In addition, upgrading our systems to incorporate more advanced encryption and authentication technology as it becomes available may cause us to spend significant resources and encounter costly delays. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the market for our Internet-based medical management solution.

WE OPERATE IN AN INDUSTRY SUBJECT TO CHANGING REGULATORY INFLUENCES, WHICH COULD LIMIT THE USEFULNESS OF OUR SOLUTIONS OR REQUIRE US TO MAKE EXPENSIVE AND TIME-CONSUMING MODIFICATIONS TO OUR PRODUCTS


        During the past several years, federal, state and local governments have increased their regulation of the U.S. healthcare industry and have proposed numerous healthcare industry reforms. These reforms may increase governmental involvement in healthcare, continue to reduce reimbursement rates and otherwise change the operating environment for our customers. Our customers may react to these proposals and the uncertainty surrounding the proposals by curtailing or deferring investments, including those for our medical management solutions.


        Existing state and federal laws regulate the confidentiality of healthcare information and the circumstances under which such records may be released. Congress is considering legislation and the Department of Health and Human Services has proposed regulations that would further regulate the confidentiality of healthcare information. In addition, the Department of Health and Human Services has proposed regulations setting forth security standards for all health plans, clearinghouses and providers to follow with respect to healthcare information that is electronically transmitted, processed or stored. While these laws and regulations may not apply to us directly, our products must comply with existing and future laws and regulations in order to achieve market acceptance. Such compliance may be difficult and expensive or even impossible to achieve. These laws or regulations could restrict the ability of our customers to obtain, use or disseminate patient information, which in turn could limit the usefulness of our medical management solutions causing a decrease in our sales.

        Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming prevalent. Such new laws and regulations could limit the effectiveness and market acceptance of our Internet-based medical management solutions or could cause us to have to modify our solutions, which could be expensive and time consuming. See
"Business -- Government Regulation."

CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD LEAD TO LARGE INTEGRATED HEALTHCARE DELIVERY SYSTEMS WHO MAY USE THEIR ENHANCED MARKET POWER TO FORCE PRICE REDUCTIONS FOR OUR MEDICAL MANAGEMENT SOLUTIONS AND RELATED SERVICES

        Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing relationships with large industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Our operating results may suffer if we reduce our prices without achieving corresponding reductions in our expenses.

WE MAY BE SUBJECT TO CLAIMS RELATED TO YEAR 2000 ISSUES, AND YEAR 2000 CONCERNS COULD REDUCE DEMAND FOR OUR MEDICAL MANAGEMENT SOLUTIONS

        The Year 2000 issue refers to the potential for disruption to business activities caused by system failures or miscalculations that are triggered by advancement of date records after 1999. A failure due to Year 2000 issues involves numerous risks including:

        - potential claims from our customers and their constituents;

        - negative impact on market demand for medical management solutions while our customers address Year 2000 issues;

        - negative impact on demand for our solutions as potential customers reduce their budgets for new information technology products and services due to expenditures on their own Year 2000 compliance efforts; and

        - manufacturing, information, facility and development systems problems, both those that are unique to us and those that affect geographical areas where our business and employees reside.

        Although we have experienced no problems with our solutions to date due to the Year 2000 calendar change, we may yet discover that our current medical management solutions or any new solutions, applications or product enhancements that we develop in the future have problems because of the Year 2000. Such problems could interfere with our customers' businesses, or cause our customers to be dissatisfied with our solutions. These problems could also require us to allocate more capital and resources to resolving Year 2000 issues and providing technical support to our customers, which in turn would reduce the portion of such resources dedicated to other forms of technical support or research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

WE MAY ENCOUNTER ACQUISITION-RELATED RISKS SUCH AS BECOMING RESPONSIBLE FOR UNEXPECTED LIABILITIES OF ACQUIRED BUSINESSES AND DIFFICULTIES INTEGRATING EMPLOYEES AND OPERATIONS OF ACQUIRED BUSINESSES

        As part of our strategy, we expect to review opportunities to acquire other businesses or technologies. In connection with acquisitions, we could:

        - issue stock that would dilute our stockholders' percentage ownership;

        - incur debt; or

        - assume liabilities.

Acquisitions could involve numerous risks, including:

        - problems integrating the purchased operations, technologies or products;

        - unanticipated costs or unexpected liabilities;

        - diversion of our management's attention from our core business;

        - interference with existing business relationships with suppliers and customers;

        - risks associated with entering markets in which we have no or limited prior experience; and

        - potential loss of key employees of purchased organizations.

        We may not be able to successfully integrate any businesses, products, technologies or personnel that we might purchase in the future.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER, WHICH MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER STOCKHOLDER MATTERS

        Upon completion of this offering, our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 66% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent an outside party from acquiring or merging with us. See "Principal Stockholders."

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

        Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

        - authorizing our board of directors to issue preferred stock without stockholder approval;

        - prohibiting cumulative voting in the election of directors;

        - requiring super-majority voting to effect significant amendments to our certificate of incorporation and bylaws;

        - limiting the ability of stockholders to act by written consent; and

        - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.


IF WE DO NOT MEET OUR FUTURE CAPITAL REQUIREMENTS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR MEDICAL MANAGEMENT SOLUTIONS, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED EVENTS



        We believe that the net proceeds of this offering, together with our existing cash balances, credit facilities and expected cash flow from operations, will allow us to meet our capital requirements at least through the next 12 months. However, we may need or want to seek additional capital prior to that time. Such capital may not be available to us on favorable terms, or at all. Further, if we raise capital by issuing new equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise capital on acceptable terms, we may not have the resources to develop new products or enhance existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated events. For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE


        Our current stockholders hold a substantial number of shares, which they can sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock, as potential investors could purchase shares in the public market, instead of directly from us. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES


        The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $6.79 in the pro forma net tangible book value per share of our common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

        - plans for implementing our Internet-based strategy, including the general release of e-maxMC, our new e-medical management solution for payers;

        - business strategy;

        - the market opportunity for our solutions;

        - plans for hiring additional personnel;

        - anticipated sources of funds and the ability to meet future liquidity and capital requirements; and

        - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.


        When we use the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions in this prospectus, we generally are identifying forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.


                               ------------------

        Landacorp(R) is a registered trademark of our company. We have applied to register the trademarks Maxsys(TM), maxMC(TM) and e-maxMC(TM). All other brand names and trademarks appearing in this prospectus are the property of their respective owners.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


        We expect to receive net proceeds of approximately $28,299,000 from the sale of 3,500,000 shares of common stock (approximately $29,635,413 if the underwriters exercise their over-allotment option in full), at the assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.


        We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including expenditures for:

        - the development and implementation of new products;

        - increasing the size of our sales and marketing organization; and


        - pursuing the proposed asset purchase from High Technology Solutions, Inc. described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and other strategic partnerships and acquisitions that complement our current and future business and product lines.


        Pending these uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing investments or accounts.

                                DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION
             (ROUNDED TO THE CLOSEST $1,000, EXCEPT PER SHARE DATA)

        The following table sets forth the capitalization of Landacorp as of September 30, 1999:

        - on an actual basis;


        - on a pro forma basis to reflect the conversion of 6,800,000 outstanding shares of preferred stock to common stock on a one-for-one basis and the cashless exercise of outstanding warrants to purchase 350,000 shares of common stock at an exercise price of $1.20, resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share; and


        - on a pro forma basis as adjusted to reflect the sale by Landacorp of 3,500,000 shares of common stock offered hereby at an assumed public offering price of $9.00 per share and the receipt of the estimated net proceeds of such sale after deducting underwriting discounts and commissions and estimated offering expenses.


        You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements appearing at the end of this prospectus.



                                                           SEPTEMBER 30, 1999
                                              --------------------------------------------
                                                                               PRO FORMA
                                                 ACTUAL        PRO FORMA      AS ADJUSTED
                                              ------------    ------------    ------------
                                                              (UNAUDITED)     (UNAUDITED)
Stockholders' equity:
  Preferred stock, $0.001 par value;
     8,000,000 shares authorized; 6,800,000
     shares issued and outstanding, actual;
     no shares issued and outstanding, pro
     forma; no shares issued and
     outstanding, pro forma as adjusted.....  $      7,000    $         --    $         --
  Common stock, $0.001 par value, 15,000,000
     shares authorized; 2,609,851 shares
     issued and outstanding, actual,
     9,713,184 shares issued and
     outstanding, pro forma; 13,213,184
     shares issued and outstanding, pro
     forma as adjusted......................         3,000          10,000          13,000
  Additional paid-in capital................    16,919,000      16,919,000      45,215,000
  Notes receivable from officers............      (189,000)       (189,000)       (189,000)
  Unearned stock-based compensation.........    (3,103,000)     (3,103,000)     (3,103,000)
  Accumulated deficit.......................   (12,670,000)    (12,670,000)    (12,670,000)
                                              ------------    ------------    ------------
          Total stockholders' equity........  $    967,000    $    967,000    $ 29,266,000
                                              ============    ============    ============



        The information regarding the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999 and does not include:



        - 911,115 shares of our common stock subject to outstanding options at a weighted average exercise price of $1.44 per share at December 31, 1999; and



        - 359,350 additional shares of our common stock reserved for future issuance under our stock option plans at December 31, 1999.

                                    DILUTION


        Our pro forma net tangible book value at September 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into common stock on a one-for-one basis and the cashless exercise of outstanding warrants to purchase 350,000 shares of common stock, was $896,000 or $0.09 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. Assuming our sale of 3,500,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at September 30, 1999 would have been approximately $29,195,000 or $2.21 per share. This represents an immediate decrease in net tangible book value of $6.79 per share to new investors. The following table illustrates this dilution:



Assumed initial public offering price per share.............           $ 9.00
  Pro forma net tangible book value per share at September
     30, 1999...............................................  $0.09
  Increase per share attributable to new investors..........   2.12
                                                              -----
As adjusted pro forma net tangible book value per share
  after this offering.......................................            (2.21)
                                                                       ------
Dilution per share to new investors.........................           $ 6.79
                                                                       ======


        The following table summarizes, on a pro forma basis at September 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $9.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.


                                  SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                --------------------    ---------------------      PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                ----------   -------    -----------   -------    ---------
Existing stockholders.........   9,713,184      73.5%   $11,286,000      26.4%     $1.16
New investors.................   3,500,000      26.5     31,500,000      73.6       9.00
                                ----------   -------    -----------   -------
          Total...............  13,213,184     100.0%   $42,786,000     100.0%
                                ==========   =======    ===========   =======



        The foregoing discussion and tables assume no exercise of any outstanding stock options. At December 31, 1999, there were outstanding options to purchase an aggregate of 911,115 shares of common stock at a weighted average exercise price of $1.44 per share. To the extent any stock options are exercised, there will be further dilution to new investors. See "Capitalization" and "Management -- Benefit Plans."


        If the underwriters exercise their over-allotment in full, the following will occur:


        - the percentage of shares of common stock held by existing stockholders will decrease to approximately 69.9% of the total number of shares of our common stock outstanding after this offering; and



        - the number of shares held by new investors will increase to 4,025,000, or approximately 30.1% of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


        You should read the following selected financial data in conjunction with our financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We derived the following statement of operations data for the years ended December 31, 1996, 1997 and 1998 and for the nine month period ended September 30, 1999, and the balance sheet data as of December 31, 1997 and 1998 and September 30, 1999, from the audited financial statements included at the end of this prospectus. We derived the following balance sheet data as of December 31, 1995 and 1996 from audited financial statements not included elsewhere in this prospectus. We derived the following statement of operations data for the years ended December 31, 1994 and 1995 and the nine month period ended September 30, 1998, and the balance sheet data as of December 31, 1994, from our unaudited financial statements and, in our opinion, such unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Landacorp's financial position and results of operations. You should not draw any conclusions about results for a full year from the results of any interim period.



                                                                                                             NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                      -------------------------------------------------    ----------------------
                                                       1994      1995      1996       1997       1998         1998         1999
                                                      ------    ------    -------    -------    -------    -----------    -------
                                                        (UNAUDITED)                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    System sales....................................  $  886    $  583    $ 1,007    $ 3,136    $ 4,967      $ 3,835      $ 5,633
    Support services................................   1,089       980        932        902      1,250          813        1,434
                                                      ------    ------    -------    -------    -------      -------      -------
      Total revenues................................   1,975     1,563      1,939      4,038      6,217        4,648        7,067
                                                      ------    ------    -------    -------    -------      -------      -------
  Cost of revenues:
    System sales....................................     456       282        499      1,097      2,330        1,626        2,223
    Support services................................     263       235        285        299        422          297          440
                                                      ------    ------    -------    -------    -------      -------      -------
      Total cost of revenues........................     719       517        784      1,396      2,752        1,923        2,663
                                                      ------    ------    -------    -------    -------      -------      -------
  Gross profit......................................   1,256     1,046      1,155      2,642      3,465        2,725        4,404
                                                      ------    ------    -------    -------    -------      -------      -------
  Operating expenses:
    Sales and marketing.............................     382       376        782      1,176      1,875        1,103        2,294
    Research and development........................     905     1,127      1,269      1,294      1,410        1,024        1,241
    General and administrative......................     565       408        801        975      2,165          999        2,393
                                                      ------    ------    -------    -------    -------      -------      -------
      Total operating expenses......................   1,852     1,911      2,852      3,445      5,450        3,126        5,928
                                                      ------    ------    -------    -------    -------      -------      -------
  Loss from operations..............................    (596)     (865)    (1,697)      (803)    (1,985)        (401)      (1,524)
  Interest and other income, net....................      --        --         --         --        101           75           76
  Interest expense..................................     (27)      (52)      (200)      (208)       (26)         (26)          (4)
                                                      ------    ------    -------    -------    -------      -------      -------
  Net loss..........................................  $ (623)   $ (917)   $(1,897)   $(1,011)   $(1,910)     $  (352)     $(1,452)
                                                      ======    ======    =======    =======    =======      =======      =======
  Net loss per share:
    Basic and diluted...............................  $(0.60)   $(0.87)   $ (1.74)   $ (0.91)   $ (1.84)     $ (0.34)     $ (1.15)
                                                      ======    ======    =======    =======    =======      =======      =======
    Weighted average shares.........................   1,038     1,058      1,088      1,108      1,041        1,045        1,259
  Pro forma net loss per share(1):
    Basic and diluted(unaudited)....................                                            $ (0.27)                  $ (0.17)
                                                                                                =======                   =======
    Weighted average shares(unaudited)..............                                              7,061                     8,362


                                                                               DECEMBER 31,
                                                          ------------------------------------------------------    SEPTEMBER 30,
                                                             1994         1995       1996       1997       1998         1999
                                                          -----------    -------    -------    -------    ------    -------------
                                                          (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.............................    $    45      $    81    $    --    $   142    $2,032       $2,094
  Working capital (deficit).............................     (3,007)      (2,700)    (4,482)    (5,545)      455          157
  Total assets..........................................        930          613      1,536      1,181     4,313        5,317
  Notes payable and accrued interest to stockholders....      1,697        1,588      2,035      2,716        --           --
  Stockholders' equity (deficit)........................     (2,753)      (2,420)    (4,269)    (5,259)      899          967

-------------------------

(1) See Note 2 of Notes to Financial Statements for a discussion of the computation of pro forma basic and diluted net loss per share and weighted average shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        All statements, trend analyses and other information contained in the following discussion relative to markets for our products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "could" "estimate," "expect" "intend" and "plan" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

        We offer business-to-business electronic medical management solutions to healthcare payers and providers that are designed to help our clients control the cost and improve the quality of healthcare delivery. Our applications automate and streamline administrative and business processes and enable real-time interaction among various healthcare participants. As of December 31, 1999, five payers who claim to have a combined membership of six million participants were using our maxMC solution, and approximately 175 hospital providers were using our Maxsys solutions. We recently began offering e-maxMC, our Internet-based medical management solution for payers. We have successfully tested e-maxMC internally and expect to complete a customer test of the application in early 2000.

        We have historically derived revenues from the installation and licensing of our maxMC and Maxsys solutions, sublicensing third-party software applications as part of system implementations and delivery of post-contract customer support, training and consulting services. We are currently focusing our primary development, sales and marketing efforts on our e-maxMC, maxMC and Maxsys II solutions. Although we do not anticipate future system sales or enhancements of Maxsys I, we continue to provide maintenance services to, and receive maintenance fees from, customers who purchased this product in the past. We plan to continue to support Maxsys I for the foreseeable future as a service to such customers and pursuant to ongoing contractual obligations.


        Traditionally, we have recognized system sales revenues and associated costs using the percentage-of-completion method, with labor hours incurred relative to total estimated contract hours as the measure of progress towards completion. We recognize revenues from sublicensing of third-party software upon installation of such software. We recognize revenues from support services ratably over the support period. We recognize revenues from training and consulting as such services are delivered.


        We are introducing a new subscription-based fee structure for our e-maxMC and maxMC solutions that would provide for implementation services at a fixed hourly rate and the licensing of installed systems and post customer contract support through a monthly subscription fee based upon the number of members covered by the payer organization. If we enter into subscription-based contracts we will recognize the fair value of the implementation services as such services are delivered and will recognize subscription fees on a monthly basis.

        We expect to expand our operations and employee base, including our sales, marketing, research and development, implementation, and support services resources. In particular, we intend to expand our sales force significantly. To accelerate the implementation of elements of our strategy, we intend to target and pursue strategic acquisitions and relationships, such as marketing alliances with vendors of complementary products and services and partnerships with Internet providers of healthcare content, disease management and health-related e-commerce services. Investigating or entering into any such strategic relationships could lead to additional expenditures.

        On January 31, 2000, we purchased from High Technology Solutions, Inc. assets related to its business of providing Web site services to healthcare payers. The purchase price for the assets is $1,268,000 (including an estimated $18,000 in assumed liabilities) of which we paid $250,000 at the closing. We will pay the balance in four quarterly payments of approximately $250,000 in accordance with a promissory note secured by the assets we purchased. The acquired assets include equipment, know how, trademarks and other intangible rights used by High Technology Solutions, Inc. in the operation of its business of providing Web site services to healthcare payers, as well as contracts, none of which are material. In connection with the acquisition we hired a number of former employees of High Technology Solutions, Inc. who we believe possess strategic relationships with potential healthcare payer customers. We believe the acquisition of the assets and the addition of these employees benefits Landacorp by allowing us to accelerate the implementation of our strategy of providing Web site services.



        The purchase price of $1,268,000 (including an estimated $18,000 in assumed liabilities) has been allocated to the various tangible and intangible assets acquired. The acquired intangible assets will be amortized over their estimated useful lives of twenty-four to thirty-six months. Factors considered by the Company in determining estimated useful lives of the intangible assets include, service life expectancies of the workforce based on anticipated option vesting schedules and other compensation factors, effects of obsolescence on intellectual property, and effects of competition and other economic factors on goodwill.



        During the year ended December 31, 1998 and the nine month period ended September 30, 1999, we recorded unearned compensation totaling $4,166,000 and $1,574,000, respectively, in connection with the grant of stock-based awards to employees and directors. We are amortizing these amounts over the four-year vesting period of the related options. We issued these options to create incentives for continued performance. Of the total unearned compensation, we amortized $1,173,000 in 1998 and $1,464,000 in the nine months ended September 30, 1999. We expect to amortize $493,000 in the fourth quarter of 1999, $1,503,000 in 2000, $765,000 in 2001, $289,000 in 2002 and $54,000 in 2003. We
will reduce unearned compensation expense for future periods to the extent that options terminate prior to full vesting.

RESULTS OF OPERATIONS

        The following table presents the statement of operations data as a percentage of total revenues:


                                                              PERCENTAGE OF REVENUES
                                                    -------------------------------------------
                                                         YEAR ENDED          NINE MONTHS ENDED
                                                        DECEMBER 31,           SEPTEMBER 30,
                                                    ---------------------   -------------------
                                                    1996    1997    1998       1998       1999
                                                    -----   -----   -----   -----------   -----
                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  System sales....................................   51.9%   77.7%   79.9%      82.5%      79.7%
  Support services................................   48.1    22.3    20.1       17.5       20.3
                                                    -----   -----   -----      -----      -----
     Total revenues...............................  100.0   100.0   100.0      100.0      100.0
                                                    -----   -----   -----      -----      -----

Cost of revenues:
  System sales....................................   25.8    27.2    37.5       35.0       31.5
  Support services................................   14.7     7.4     6.8        6.4        6.2
                                                    -----   -----   -----      -----      -----
     Total cost of revenues.......................   40.5    34.6    44.3       41.4       37.7
                                                    -----   -----   -----      -----      -----
Gross profit......................................   59.5    65.4    55.7       58.6       62.3
                                                    -----   -----   -----      -----      -----

Operating expenses:
  Sales and marketing.............................   40.3    29.1    30.1       23.7       32.5
  Research and development........................   65.4    32.0    22.7       22.0       17.5
  General and administrative......................   41.3    24.1    34.8       21.5       33.8
                                                    -----   -----   -----      -----      -----

     Total operating expenses.....................  147.0    85.2    87.6       67.2       83.8
                                                    -----   -----   -----      -----      -----
Loss from operations..............................  (87.5)  (19.8)  (31.9)      (8.6)     (21.5)
Interest and other income, net....................     --      --     1.6        1.6        1.1
Interest expense..................................  (10.3)   (5.2)   (0.4)      (0.6)      (0.1)
                                                    -----   -----   -----      -----      -----
Net loss..........................................  (97.8)% (25.0)% (30.7)%     (7.6)%    (20.5)%
                                                    =====   =====   =====      =====      =====


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

        Revenues. During the nine months ended September 30, 1999, system sales revenues were $5,633,000, an increase of $1,798,000 or 47% from system sales revenues of $3,835,000 during the nine months ended September 30, 1998. This increase resulted from growth in the volume of maxMC and Maxsys II contracts and an increase in the value of maxMC contracts. During the nine months ended September 30, 1999, two customers accounted for 23% and 16% of system sales revenues.

        During the nine months ended September 30, 1999, support services revenues were $1,434,000, an increase of $621,000 or 76% from support services revenues of $813,000 during the nine months ended September 30, 1998. This increase in support services revenues resulted from an increase in the number of support contracts sold for completed maxMC and Maxsys II contracts, partially offset by declines in the number of Maxsys I support customers.

        We believe that the number of contracts with hospital providers has decreased due to their internal Year 2000 issues. We expect this trend to continue through the first quarter of 2000.


        Cost of Revenues. Cost of systems sales revenues consists principally of costs incurred in the implementation of our software products, including personnel costs, amortization of unearned stock-based compensation, non-reimbursed travel expenditures, related department overhead, amortization of capitalized software development costs, costs of third party software products, and depreciation on equipment. Cost of system sales increased by $597,000 or 37% from $1,626,000, representing 42% of system sales revenues, during the nine months ended September 30, 1998 to $2,223,000, representing

39% of system sales revenues, during the nine months ended September 30, 1999. This cost increase resulted from an increase in personnel costs as we added employees to perform software implementations, stock-based compensation expense further discussed below, and additional license fees that were paid to third party software vendors resulting from an increase in the volume of completed software contracts. The increase in the gross margin on system sales from 58% during the nine months ended September 30, 1998 to 61% during the nine months ended September 30, 1999 resulted from implementation efficiencies realized from the increased volume of software contracts and the increased size of individual software contracts. We expect that cost of system sales revenues will continue to increase as we add personnel to meet anticipated increases in contract volume. We cannot yet determine the impact of these increased costs on our gross margins.



        Cost of support services revenues consists of personnel costs, amortization of unearned stock-based compensation, support costs for third party software licenses, related department overhead and depreciation on equipment. Cost of support services revenues increased by $143,000 or 48% from $297,000, representing 37% of support services revenues, during the nine months ended September 30, 1998 to $440,000, representing 31% of support services revenues, during the nine months ended September 30, 1999. This increase in dollars resulted from an increase in salaries, benefits, stock-based compensation expense further discussed below, and other personnel-related expenses as we increased the size of the support services staff due to the increased volume of customers purchasing support contracts. The increase in the gross margin on support services from 63% during the nine months ended September 30, 1998 to 69% during the nine months ended September 30, 1999 resulted from efficiencies realized from additional support contracts sold for completed Maxsys II and maxMC contracts. We expect that cost of support services revenues will continue to increase in dollar amount as we continue to expand our customer support department to meet anticipated customer demand. We cannot yet determine the impact of these increased costs on our gross margins.



        Research and Development. Research and development expenses consist of personnel costs, amortization of unearned stock-based compensation, related department overhead and depreciation on equipment. Research and development expenses increased $217,000 or 21% from $1,024,000, representing 22% of total revenues, during the nine months ended September 30, 1998 to $1,241,000, representing 18% of total revenues, during the nine months ended September 30, 1999. This increase in dollars resulted from an increase in salaries, benefits and other personnel-related expenses, including stock-based compensation expense further discussed below, as we increased the size of the research and development staff. We anticipate that we will continue to devote substantial resources to research and development and that such expenses will increase in dollar amounts. We cannot yet determine the impact of these increased costs on our total operating expenses.



        Sales and Marketing. Sales and marketing expenses consist principally of compensation for our sales and marketing personnel, amortization of unearned stock-based compensation, advertising, trade show and other promotional costs, and department overhead. Sales and marketing expenses increased $1,191,000 or 108% from $1,103,000, representing 24% of total revenues, during the nine months ended September 30, 1998 to $2,294,000, representing 33% of total revenues, during the nine months ended September 30, 1999. This increase resulted from increased salaries, benefits and other personnel-related expenses due to growth in the number of sales and marketing personnel, stock-based compensation expense further discussed below, increases in sales commissions due to an increase in the volume of customer contracts, increases in travel costs due to the increased headcount, and increases in trade shows and other marketing expenses incurred to build additional product awareness. We expect that sales and marketing expenses will continue to increase in dollar amounts as we continue to expand our sales and marketing efforts, continue to add personnel and increase promotional activities. We cannot yet determine the impact of these increased expenses on our total operating expenses.

        General and Administrative. General and administrative expenses consist of compensation for personnel, fees for outside professional services, amortization of unearned stock-based compensation, and allocated occupancy and overhead costs. General and administrative expenses increased $1,394,000 or 140% from $999,000, representing 21% of total revenues, during the nine months ended September 30, 1998 to $2,393,000, representing 34% of total revenues, during the nine months ended September 30, 1999. This increase in dollars was due to an increase in the number of employees, higher professional service fees, stock-based compensation expense further discussed below, and increased occupancy costs due to the commencement of our Atlanta office lease payment in December 1998. We believe that our general and administrative expenses will continue to increase in dollar amounts as a result of our growing operations, the commencement of a new lease for expanded facilities in Chico in September 1999 and the expenses associated with operating as a public company. We cannot yet determine the impact of these increased expenses on our total operating expenses.



        Stock-based Expenses. During the nine months ended September 30, 1999, we recorded aggregate unearned compensation in the amount of $1,574,000 in connection with the grant of certain stock options during 1999. Amortization of stock-based compensation expense totaled $1,464,000 during the nine month period ended September 30, 1999 and has been allocated to operating expenses as follows: $141,000 to cost of system sales revenues, $11,000 to cost of support sales revenues, $289,000 to sales and marketing, $102,000 to research and development and $921,000 to general and administrative expenses. See Note 8 of Notes to Financial Statements. There was no unearned compensation or stock-based compensation expense during the nine month period ended September 30, 1998.



        Interest and Other Income and Interest Expense. Interest and other income consists primarily of earnings on our cash and cash equivalents. Interest and other income amounted to $75,000 and $76,000 for the nine month periods ended September 30, 1998 and 1999, respectively. During the nine month period ended September 30, 1998, we incurred interest expense of $26,000 on obligations to stockholders of the Company. We paid the obligations in full in March 1998.



        Income Taxes. We recorded no income tax provision in the nine months ended September 30, 1998 or 1999 due to the operating losses we incurred.


COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

        Revenues. System sales revenues increased by $2,129,000 or 211% from $1,007,000 in 1996 to $3,136,000 in 1997 and by $1,831,000 or 58% to $4,967,000
in 1998. This increase in revenues resulted from growth in the volume of maxMC and Maxsys II contracts. The increase from 1997 to 1998 was also due to an increase in the value of maxMC contracts. In 1996, one customer accounted for 12% of system sales revenues and in 1998, one customer accounted for 13% of system sales revenues. No customer accounted for more than 10% of system sales revenues in 1997.

        Support services revenues decreased $30,000 or 3% from $932,000 in 1996 to $902,000 in 1997 and increased by $348,000 or 39% to $1,250,000 in 1998. The decrease from 1996 to 1997 in support services revenues resulted from the decline in the total number of Maxsys I customers purchasing support contracts. The increase from 1997 to 1998 in support services revenues resulted from additional support contracts obtained as a result of the completion of maxMC and Maxsys II software implementations, partially offset by a decline in Maxsys I support revenues resulting from a continued decline in the total number of Maxsys I support customers.


        Cost of Revenues. Cost of system sales increased $598,000 or 120% from $499,000, representing 50% of system sales revenues, in 1996 to $1,097,000, representing 35% of system sales revenues, in 1997 and by $1,233,000 or 112% to $2,330,000, representing 47% of system sales revenues, in 1998. This increase in dollars resulted primarily from an increase in personnel-related expenses arising from an increase in headcount and, to a lesser extent from an increase in license fees paid to third party software vendors resulting from an increase in the volume of completed implementations. The increase in dollars from 1997 to 1998 was also due to stock-based compensation expense further discussed below. The increase in the gross margin on system sales from 50% in 1996 to 65% in 1997 resulted from an increase in contract volume without a proportionate increase in headcount. The decrease in the gross margin on system sales from 65% in 1997 to 53% in 1998 resulted from an increase in headcount as we added personnel in anticipation of increases in the volume of software contracts.



        Cost of support services revenues increased by $14,000 or 5% from $285,000, representing 31% of support services revenues, in 1996 to $299,000, representing 33% of support services revenues, in 1997 and by $123,000 or 41% to $422,000, representing 34% of support services revenues, in 1998. This increase in dollars resulted from an increase in personnel-related expenses as we increased the size of the support services staff due to the increased volume of customers purchasing support contracts. The decrease in the gross margin on support services from 69% in 1996 to 67% in 1997 resulted from the decline in support services revenues due a decrease in the total number of Maxsys I customers. The decrease in gross margin on support services from 67% in 1997 to 66% in 1998 resulted from an increase in headcount to support the increase in customers purchasing support contracts.



        Research and Development. Research and development expenses increased by $25,000 or 2% from $1,269,000, representing 65% of total revenues, in 1996 to $1,294,000, representing 32% of total revenues, in 1997 and by $116,000 or 9% to $1,410,000, representing 23% of total revenues in 1998. This increase in dollars resulted from an increase in personnel-related expenses as we increased the size of the research and development staff.



        Sales and Marketing. Sales and marketing expenses increased by $394,000 or 50% from $782,000, representing 40% of total revenues, in 1996 to $1,176,000, representing 29% of total revenues, in 1997 and by $699,000 or 59% to $1,875,000, representing 30% of total revenues, in 1998. This increase in dollars resulted from increased personnel-related expenses due to growth in the number of sales and marketing personnel, increases in sales commissions due to an increase in the volume of software contracts, increases in travel costs due to the increased headcount, and increases in trade shows and other marketing expenses to build additional product awareness. The increase from 1997 to 1998 was also due to stock-based compensation expense further discussed below.



        General and Administrative. General and administrative expenses increased by $174,000 or 22% from $801,000, representing 41% of total revenues, in 1996 to $975,000, representing 24% of total revenues, in 1997 and by $1,190,000 or 122% to $2,165,000, representing 35% of total revenues, in 1998.
This increase in dollars was due to an increase in the number of employees and higher professional service fees. The increase from 1997 to 1998 was also due to increased employee relocation expenses and stock-based compensation expense further discussed below.



        Stock-based Expenses. During 1998, we recorded aggregate unearned compensation in the amount of $4,166,000 in connection with the grant of certain stock options during 1998. Related amortization totaled $1,173,000 during 1998 and has been allocated to operating expenses as follows: $86,000 to cost of system sales revenues, $3,000 to cost of support sales revenues, $287,000 to sales and marketing, $17,000 to research and development and $780,000 to general and administrative expense. See Note 8 of Notes to Financial Statements.


        Interest and Other Income and Interest Expense. The increase in interest income of $101,000 in 1999 results entirely from interest earned on the proceeds from the Company's Series D Preferred Stock financing. Interest expense increased from $200,000 in 1996 to $208,000 in 1997 due to additional borrowings from stockholders, and decreased to $26,000 in 1998 due to the repayment of stockholder borrowings using proceeds from the sale of preferred stock in February 1998.

        Income Taxes. We recorded no provision for federal and state income taxes as we incurred net operating losses in 1996, 1997 and 1998. As of December 31, 1998, we had net operating loss carryforwards for federal tax purposes of $6,309,000 and for state tax purposes of $1,442,000. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2013. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss carryforwards that we could utilize annually in the future to offset taxable income. We have not recognized a deferred tax asset on our balance sheet. See Note 5 of Notes to Financial Statements.

UNAUDITED QUARTERLY FINANCIAL RESULTS

        The following table presents our quarterly results of operations for each of the seven quarters in the period ended September 30, 1999. You should read the following table in conjunction with our financial statements and the related notes included in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                     QUARTER ENDED
                                    -------------------------------------------------------------------------------
                                      MARCH 31,       JUNE 30,      SEPTEMBER 30,    DECEMBER 31,       MARCH 31,
                                        1998            1998            1998             1998             1999
                                    -------------   -------------   -------------   ---------------   -------------
                                                                    (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  System sales....................     $  677          $1,392          $1,766           $ 1,132          $1,688
                                       ------          ------          ------           -------          ------
  Support services................        239             275             299               437             444
                                       ------          ------          ------           -------          ------
    Total revenues................        916           1,667           2,065             1,569           2,132
                                       ------          ------          ------           -------          ------
Cost of revenues:
  System sales....................        432             522             672               704             755
  Support services................         90             100             107               125             149
                                       ------          ------          ------           -------          ------
    Total cost of revenues........        522             622             779               829             904
                                       ------          ------          ------           -------          ------
Gross profit......................        394           1,045           1,286               740           1,228
                                       ------          ------          ------           -------          ------
Operating expenses:
  Sales and marketing.............        363             394             346               772             752
  Research and development........        335             318             371               386             390
  General and administrative......        264             274             461             1,166             772
                                       ------          ------          ------           -------          ------
    Total operating expenses......        962             986           1,178             2,324           1,914
                                       ------          ------          ------           -------          ------
(Loss) income from operations.....       (568)             59             108            (1,584)           (686)
Interest and other income, net....         16              33              26                26              22
Interest expense..................        (26)             --              --                --              --
                                       ------          ------          ------           -------          ------
Net (loss) income.................     $ (578)         $   92          $  134           $(1,558)         $ (664)
                                       ======          ======          ======           =======          ======

                                            QUARTER ENDED
                                    -----------------------------
                                      JUNE 30,      SEPTEMBER 30,
                                        1999            1999
                                    -------------   -------------
                                           (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  System sales....................     $2,037          $1,908
                                       ------          ------
  Support services................        482             508
                                       ------          ------
    Total revenues................      2,519           2,416
                                       ------          ------
Cost of revenues:
  System sales....................        722             746
  Support services................        147             144
                                       ------          ------
    Total cost of revenues........        869             890
                                       ------          ------
Gross profit......................      1,650           1,526
                                       ------          ------
Operating expenses:
  Sales and marketing.............        752             790
  Research and development........        381             470
  General and administrative......        784             837
                                       ------          ------
    Total operating expenses......      1,917           2,097
                                       ------          ------
(Loss) income from operations.....       (267)           (571)
Interest and other income, net....         27              27
Interest expense..................         --              (4)
                                       ------          ------
Net (loss) income.................     $ (240)         $ (548)
                                       ======          ======


                                                   AS A PERCENTAGE OF TOTAL REVENUES
                                                         FOR THE QUARTER ENDED
                                     -------------------------------------------------------------
                                       MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
                                         1998            1998            1998            1998
                                     -------------   -------------   -------------   -------------
Revenues:
  System sales.....................       73.9%           83.5%           85.5%           72.1%
  Support services.................       26.1            16.5            14.5            27.9
                                        ------          ------          ------          ------
    Total revenues.................      100.0           100.0           100.0           100.0
                                        ------          ------          ------          ------
Cost of revenues:
  System sales.....................       47.2            31.3            32.5            44.9
  Support services.................        9.8             6.0             5.2             7.9
                                        ------          ------          ------          ------
    Total cost of revenues.........       57.0            37.3            37.7            52.8
                                        ------          ------          ------          ------
Gross profit.......................       43.0            62.7            62.3            47.2
                                        ------          ------          ------          ------
Operating expenses:
  Sales and marketing..............       39.6            23.6            16.7            49.2
  Research and development.........       36.6            19.1            18.0            24.6
  General and administrative.......       28.8            16.4            22.3            74.3
                                        ------          ------          ------          ------
    Total operating expenses.......      105.0            59.1            57.0           148.1
                                        ------          ------          ------          ------
(Loss) income from operations......      (62.0)            3.6             5.3          (100.9)
Interest and other income, net.....        1.7             2.0             1.2             1.6
Interest expense...................       (2.8)             --              --              --
                                        ------          ------          ------          ------
Net (loss) income..................      (63.1%)           5.6%            6.5%          (99.3%)
                                        ------          ------          ------          ------

                                           AS A PERCENTAGE OF TOTAL REVENUES
                                                 FOR THE QUARTER ENDED
                                     ---------------------------------------------
                                       MARCH 31,       JUNE 30,      SEPTEMBER 30,
                                         1999            1999            1999
                                     -------------   -------------   -------------
Revenues:
  System sales.....................       79.2%           80.9%           79.0%
  Support services.................       20.8            19.1            21.0
                                        ------          ------          ------
    Total revenues.................      100.0           100.0           100.0
                                        ------          ------          ------
Cost of revenues:
  System sales.....................       35.4            28.7            30.8
  Support services.................        7.0             5.8             6.0
                                        ------          ------          ------
    Total cost of revenues.........       42.4            34.5            36.8
                                        ------          ------          ------
Gross profit.......................       57.6            65.5            63.2
                                        ------          ------          ------
Operating expenses:
  Sales and marketing..............       35.3            29.9            32.8
  Research and development.........       18.3            15.1            19.4
  General and administrative.......       36.2            31.1            34.6
                                        ------          ------          ------
    Total operating expenses.......       89.8            76.1            86.8%
                                        ------          ------          ------
(Loss) income from operations......      (32.2)          (10.6)          (23.6)
Interest and other income, net.....        1.1             1.1             1.1
Interest expense...................         --              --             (.2)
                                        ------          ------          ------
Net (loss) income..................      (31.1%)          (9.5%)         (22.7%)
                                        ------          ------          ------

        Our revenues in the fourth quarter have generally been lower than those in the third quarter due to staff vacations and our customers' holiday schedules, which impact the progress of our implementation efforts.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations through net cash generated from operating activities, and private sales of common and preferred stock, with net proceeds totaling $11.1 million. As of September 30, 1999, we had $2.1 million in cash and cash equivalents and $157,000 in working capital with outstanding debt totaling $255,000.

        Net cash used in operating activities was $359,000 in 1996, $17,000 in 1997 and $2.4 million in 1998. Net cash provided by operating activities was $435,000 in the nine months ended September 30, 1999. Net cash used to fund operating activities in 1996 reflects net losses before non-cash charges for depreciation and amortization and increases in accounts receivable, offset in part by increases in deferred revenues, and increases in accounts payable and accrued expenses. Net cash used to fund operating activities in 1997 reflects net losses before non-cash charges for depreciation and amortization and decreases in deferred revenue, offset in part by increases in accounts payable and accrued expenses, and decreases in accounts receivable. Net cash used to fund operating activities in 1998 reflects net losses before non-cash charges for depreciation and amortization, amortization of unearned stock-based compensation, increases in accounts receivable, decreases in deferred revenue, and decreases in accounts payable and accrued expenses. Net cash provided by operating activities in the nine months ended September 30, 1999 consists of net losses before non-cash charges for depreciation and amortization, and increases to accounts payable, accrued expenses and deferred revenue.

        Net cash used in investing activities was $161,000 in 1996, $235,000 in 1997, $397,000 in 1998 and $636,000 for the nine months ended September 30, 1999. Investing activities consist primarily of purchases of computer equipment, office furniture and leasehold improvements, and additions to capitalized software development costs.

        Net cash generated from financing activities was $439,000 in 1996, $394,000 in 1997, $4.7 million in 1998 and $263,000 for the nine months ended September 30, 1999. Net cash generated from financing activities in 1996 and 1997 resulted almost entirely from net proceeds from bank and stockholder borrowings. Net cash generated from financing activities in 1998 resulted from the issuance of preferred stock and common stock, partially offset by principal payments on stockholder notes payable.


        We purchased assets from High Technology Solutions, Inc. on January 31, 2000. At the closing, we paid High Technology Solutions, Inc. $250,000 and delivered a promissory note in the principal amount of $1,000,000. Pursuant to the terms of the promissory note we will pay High Technology Solutions, Inc. four quarterly payments of $250,000 after the closing. The promissory note is secured by the assets we purchased.



        In February 1998, the Company entered into an agreement with Brian Lang whereby the Company agreed to pay a bonus of $335,000 to Mr. Lang upon the successful completion of an initial public offering. We will accrue and record such amount as an operating expense in the period that we complete this offering.



        In February 1999, we obtained a line of credit that allows maximum borrowings of $2.0 million. The agreement allows us to designate up to $300,000 of the maximum borrowings as a term note. Advances on the line of credit and the term note are secured by all of our tangible and intangible personal property. At September 30, 1999, we had not drawn against the line of credit, and $255,000 was outstanding on the term note, which we used to finance the purchase of certain fixed assets. The line of credit and term note contain various restrictive covenants, one of which the Company was not in compliance with at September 30, 1999. In January 2000, the Company obtained waivers for all financial covenants for the period beginning September 30, 1999 through March 31, 2000, the expiration date of the line of credit and term note.


        We signed a lease for a new principal facility in March 1999. We began making lease payments in September 1999 and we will continue to make such payments for eighty-four months, resulting in aggregate lease expenses of approximately $34,000 per quarter.



        We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next twelve months. Thereafter, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise such additional funds through public or private debt or equity financings. Such additional financing may be unavailable, or if it is available, it may only be available on unreasonable terms and may be dilutive to our stockholders.


YEAR 2000 READINESS

        Year 2000 problems refer to the inability of computer systems, software products and other control devices to accept four digit entries to distinguish 21st century dates from 20th century dates.


        We have not experienced any Year 2000 problems with our systems, and none of our customers have complained of any Year 2000 problems with our solutions. We have designed our solutions to be Year 2000 compliant. The third-party software vendors whose products we sublicense to our customers have provided us with assurances that their software is also Year 2000 compliant. However, our solutions and the software we sublicense to our customers may nevertheless contain undetected errors or defects associated with Year 2000 date functions. If such errors or defects do exist, we may incur significant costs to resolve them.



        We have assessed our material internal information technology systems, including our own solutions and third-party software and hardware technology, and our non-information technology systems. We have completed testing of our critical information technology systems and non-information technology systems. To the extent that we were not able to test the technology provided by third-party vendors, we have sought assurances from these vendors that their systems are Year 2000 compliant. To date, we have not experienced any material operational issues or costs with respect to our systems associated with the change to the Year 2000. However, we may nevertheless experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.



        If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, and they could potentially face litigation costs if problems with their information or other systems affect patient care. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers have for our solutions or could delay purchases of our solutions. Such a result could seriously harm our business.


        We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material.


        Due to the Year 2000 compliance information gathered so far on our solutions and internal systems that are critical to our continued operations in the Year 2000, we believe that significant expenditures on contingency plans are not warranted and no such expenditures have been made. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failure interruptions.


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

        Year 2000 issues affecting our business, our third party vendors or suppliers, or our customers could have a number of "worst case" consequences. These include:

        - a significant decline in demand for our solutions;

        - the failure of our newer solutions or applications in development to achieve market acceptance;

        - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our solutions and services to function properly, and any resulting settlements or judgments; and

        - our inability to manage our own business.

RECENT ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We have adopted the provisions of SOP 98-1 in our fiscal year beginning January 1, 1999, and the effects of adoption did not have a material effect on our financial statements.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. We will adopt SFAS 133 in our quarter ending June 30, 2000 and do not expect such adoption to have a material effect on our financial statements.

        In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SoP No. 97-2, Software Revenue Recognition, With respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP No. 98-4 "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had, and the adoption of SoP 98-4 and SoP 98-9 are not expected to have, a material effect on our financial statements.

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

                                    BUSINESS

OVERVIEW

        We offer business-to-business Internet-based and other electronic medical management solutions to healthcare payers and providers designed to control the cost and improve the quality of healthcare delivery. Our medical management solutions automate and streamline administrative and business processes and facilitate interaction among various healthcare participants. Our solutions help our clients deliver consistent and appropriate medical care utilizing clinical guidelines and business process rules specified by them, while minimizing inefficient paper-, fax- and phone-based communications.

        We currently offer two products to healthcare payers: maxMC and e-maxMC, our new, Internet-based medical management solution. As of December 31, 1999, five payers who claim to have a combined membership of six million participants were using maxMC. We have completed internal testing of e-maxMC, and we expect to complete testing with one of our payer customers in early 2000. We believe that the lack of functionality offered by existing Internet-based medical management products provides a significant market opportunity for e-maxMC. We believe that the sticky applications incorporated in e-maxMC will drive repeat visits to payers' Web sites by their providers members.

        Maxsys II is our product for healthcare providers. As of December 31, 1999, approximately 175 hospitals were using Maxsys II or its predecessor, Maxsys I, which we continue to support with a maintenance program, but no longer market.


        Our solutions utilize an n-tiered system architecture that enables them to complement existing information systems, as well as other Internet-based products, with a rich set of medical management functions. An n-tiered system architecture is one that accommodates the concurrent operation of multiple servers and applications. Our solutions are flexible and secure, and we can deploy them across a broad range of computing environments. They are also scalable, which means customers can use them on a small scale for a limited number of users or on a large scale for multiple users without affecting product performance. As a result, our customers can configure and adapt our solutions to fit their specific administrative and business processes, clinical guidelines, existing information systems and business models.


THE INDUSTRY

        Growth and Proliferation of the Internet. The Internet is the fastest growing medium in history. The Internet is increasingly being used for business-to-business and business-to-consumer interaction and is transforming the fundamental economics and structure of many industries. The use of the Internet has evolved from simple information publishing, messaging and data gathering to enabling critical business transactions and confidential communications. We believe payers and providers will increasingly rely on the Internet to improve and expand their businesses and to control the cost of healthcare delivery. In a recent survey by The Gartner Group, e-commerce ranked as the second most important initiative for managed care organizations after Year 2000 issues and was identified as the factor that will differentiate managed care organizations in the future.


        Complexity of the Healthcare Industry. Healthcare costs in the United States have risen dramatically over the past two decades and now represent approximately $1.1 trillion, or 14% of the annual gross domestic product. Of this $1.1 trillion, an estimated $250 billion relates to unnecessary care, redundant tests and procedures and excessive administrative costs. Insurance carriers and other third-party payers have moved aggressively to control costs. These payers have established rules for providers and patients to follow in arriving at treatment decisions in order to manage the use of healthcare resources more efficiently. These rules have increased the complexity and administrative burden of delivering healthcare by requiring numerous and complicated interactions among various industry participants, including interactions related to verification of eligibility, determination of benefits, treatment decisions, coordination of care and case and disease management. Managing these interactions consumes a significant amount of labor and time, as most information is delivered via paper-, phone- and fax-based exchanges and involves redundant data entry and significant communication inefficiencies.


        Problems with the Current Healthcare Information Technology
Environment. The unique characteristics of the healthcare industry, including the large number of participants, the complexity of healthcare transactions and pervasive concerns about confidentiality of patient information, have inhibited the development of technology solutions that automate administrative and business processes and clinical procedures and transactions across multiple industry participants. Healthcare organizations and their traditional technology vendors have focused on automating discrete business and administrative processes, such as billing and scheduling for physicians, or claims processing for hospitals and payers. As a result, the industry currently uses numerous different mainframe and client/server systems that do not communicate with one another, trapping information that needs to be shared among industry participants in isolated, proprietary databases using non-standardized data formats.


        Impact of the Internet on the Healthcare Industry. We believe the healthcare industry, because of its size, fragmentation and dependence on information exchange, is extremely well suited to benefit from greater use of the Internet. Consumers are utilizing the Internet to become more involved in their personal healthcare by accessing healthcare information content and purchasing health-related goods and services. Healthcare organizations are increasingly utilizing the Internet to achieve enhanced connectivity and communication among industry participants across the continuum of care. However, we believe that many existing Internet-based products have merely linked industry participants without providing them with the medical management functions they need to manage administrative and business processes and clinical procedures and transactions.


OUR SOLUTIONS

        Our solutions provide the medical management functionality lacking in existing Internet-based connectivity products and traditional healthcare technology products. Our solutions utilize an n-tiered system architecture to manage communication and interaction among payers, providers and members. Our solutions automate and streamline administrative and business processes and clinical procedures and transactions, and minimize inefficient paper-, fax- and phone-based communications among payers, providers and members.

        Our solutions benefit payers by:

        - automating and streamlining administrative and business processes and clinical procedures and transactions to enhance operational efficiencies;

        - increasing adherence to clinical guidelines to reduce delivery of inappropriate care;

        - providing sticky applications to attract providers and members to payers' Web sites;

        - enhancing member satisfaction; and

        - aggregating member data for trend analysis and decision support.

        Our solutions benefit providers by:

        - automating and streamlining administrative and business processes and clinical procedures and transactions to enhance operational efficiencies;

        - reducing payment denials and claims appeals by payers;

        - increasing quality and consistency of care;

        - improving the efficiency of incident reporting and reducing the risk of legal liability;

        - assisting with accreditation and administration of compliance programs; and

        - aggregating data for trend analysis and decision support.

        Members benefit from:

        - increased access to health information content;

        - empowerment and self-care, including participation in case management, disease management and wellness programs; and

        - improved information flow such as referral tracking, claims status inquiries and personal information updating.

OUR STRATEGY

        Our objective is to be the leading provider of Internet-based and other electronic medical management solutions for healthcare payers and providers. Key components of our strategy include:

        Aggressively marketing our new Internet-based medical management solution. We will aggressively market e-maxMC to payers. We believe that the lack of medical management features and functions offered by existing Internet-based products and services provides a significant market opportunity for e-maxMC.

        Achieving greater market penetration. We intend to expand our sales and marketing team significantly in order to achieve greater penetration in the healthcare payer and provider markets. We will continue to pursue opportunities for additional sales to our current customers who may wish to acquire new solutions, add new functions to existing solutions or extend our solutions to new facilities and territories.

        Developing and offering application service provider services for medium to small payers and hospitals. We believe that many healthcare organizations do not have the expertise, resources and time to develop internally their consumer-focused, online initiatives. Consequently, we plan to provide payers and hospitals with Web site consulting services, including design, development, maintenance and hosting. If we are successful in developing and offering these services, we believe we will be able to build stronger relationships with our current clients and expand our client base.

        Continuing to add functionality to our electronic medical management solutions. We will continue to use our industry experience and understanding of payers' and providers' specific medical management requirements to respond to developments in the healthcare industry and develop additional features and functionality for our solutions. We intend to incorporate the sticky applications of e-maxMC into payers' Web sites to assist them with their Internet healthcare initiatives. In addition, we plan to develop relationships with leading providers of Internet healthcare content, disease management and health-related e-commerce services in order to provide a comprehensive Internet services offering for payers. We believe that this will enable us to forge stronger relationships with payers and could potentially generate sponsorship, advertising and e-commerce revenues.

        Pursuing strategic partnerships and acquisitions. To accelerate implementation of elements of our strategy, we intend to target and pursue strategic acquisitions and relationships, such as marketing alliances with vendors of complementary products and services and partnerships with Internet providers of healthcare content, disease management and health-related e-commerce services. We may pursue acquisitions, partnerships or licensing arrangements to obtain technology if we determine that to do so would be more cost effective or timely than developing our own. We also may choose to broaden our customer base through acquisitions to improve our economies of scale.

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


        On January 31, 2000, we purchased from High Technology Solutions, Inc. assets related to its business of providing Web site services to healthcare payers. The purchase price for the assets is $1,268,000 (including an estimated $18,000 of assumed liabilities) of which we paid $250,000 at the closing. We will pay the balance in four quarterly payments of approximately $250,000 in accordance with a promissory note secured by the assets we purchased. The acquisition of the assets and the related addition of a number of former employees of High Technology Solutions, Inc. benefits Landacorp by allowing us to accelerate the implementation of our strategy of providing Web site services to healthcare payers.


PRODUCTS

        We currently market our solutions to payers and providers. The flexible and open design of our solutions enables us to configure them to address our customers' evolving needs and specific clinical, administrative and business requirements. Our solutions feature:

        - Rules Based Processing Capabilities. Our workflow engine utilizes a series of customized "if . . . then . . . " associations to trigger actions based upon changes in the state of any data within the database (e.g., automatically notifying a case manager if a high-risk authorization is requested).

        - Clinical Guidelines Integrated into Workflow Applications. Our solutions incorporate industry standard clinical guidelines and specific medical management criteria provided by our customers into automated authorization, case management and disease management workflow processes.

        - Interfacing Capabilities. We have built more than 300 interfaces which enable efficient integration of our medical management solutions with other data systems. An interface is a method for transferring data from one system to another and a point at which a user can automatically launch a third-party program from within a given data system.

        - Trend Analysis and Decision Support Tools. Our solutions enable healthcare personnel to graphically view data in order to identify trends and spend more time resolving issues rather than identifying them.

        MAXMC. Our core medical management solution for payers is maxMC. maxMC integrates a payer's internal medical management guidelines and clinical, administrative and business processes with specific information about a payer's members. Key functions of this product include:

        Care Coordination Center. This function verifies membership and benefits eligibility and incorporates industry standard clinical guidelines, including InterQual(R) and Milliman & Robertson, and criteria provided by the payer into the treatment decision process to ensure consistent decisions about care across member populations. Once the treatment decision data is input and the treatment request is authorized, the function enables the appropriate data to be directly and promptly exported to the payer's claims adjudication systems.

        Case and Disease Management. This function supports both case management and disease management programs using a combination of clinical disease assessment protocols selected by the client. The client can employ these protocols to determine appropriate levels of care, perform short- and long-term care planning and minimize costly unnecessary procedures. The client can deploy health assessments to identify members requiring case or disease management, care planning or healthcare education.

        Credentialing. This function assists with maintenance and review of healthcare provider credentials by automating the maintenance and review of physician and other care provider information, such as continuing medical education credits, medical board certifications and records of disciplinary and other adverse actions. Using the function, a payer can efficiently send requests for data to the National Practitioner Data Bank and other governmental bodies and receive and incorporate that data in its systems for use in regulatory compliance and other decision making.

        E-MAXMC. Our new Internet-based medical management solution for payers, e-maxMC, introduces providers and members into payers' internal medical management systems by combining the immediate and broad-based connectivity of the Internet with the medical management functions provided by our maxMC solution. This solution will enable providers and members to secure access to a payer's medical management information and proprietary business processes, giving them the ability to engage in real-time, Internet-based transactions such as clinically-based authorizations, referrals and health risk assessments. We have successfully tested e-maxMC internally, and we expect to complete an on-site test with one of our payer customers in early 2000.

        e-maxMC will enable the following Web-based interactions between payers and providers:

        Referral Advice. Online notification to payers of referrals to specialists and others by primary care physicians.

        Treatment Requests and Communications. Affords primary care physicians and specialists a medium for conducting online eligibility checks, requests for care, clinical criteria analysis and benefits checks, in each case, in accordance with individual payers' requirements.

        Assignment of Care. Online capability for primary care physicians to assign care management to appropriate specialists.

        Cross-coverage. Online notification by one primary care physician that another primary care physician will provide coverage for a specific period of time.

        Case and Disease Management Program Enrollment. Online requests that patients be considered for enrollment in a particular case or disease management program.

        Inpatient Admission. Online notification by an inpatient facility that a member has been admitted.

        Health Risk Assessment. Online completion of health risk assessments by primary care physicians and specialists.

        e-maxMC will enable the following Web-based interactions between payers and their members:

        Information Exchange. Online reviewing and updating of member demographic information and checking of plan benefit and claim status information.

        Physician Selection. Online selection of primary care physician in accordance with payer-specific policies from up-to-date lists of in-network physicians.

        Health Risk Assessment. Online completion of health risk assessments by members.

        We will utilize e-maxMC's sticky applications to assist payers with the development of their healthcare Web sites and other Internet healthcare initiatives. We will seek to provide payer organizations with, among other Internet services, healthcare content, disease management tools and e-commerce capabilities in partnership with leading Internet companies. We believe that this strategy will enable us to forge strong relationships with payers and could potentially generate sponsorship, advertising and e-commerce revenues.

        MAXSYS II. Maxsys II, our medical management solution for hospital providers, enables hospital providers to improve communications and apply more efficient workflow tools to the process of delivering healthcare. Maxsys II is the successor to our Maxsys I product, which we continue to support with a maintenance program, but no longer market. Key functions of our Maxsys II solution include:


        Case/Utilization Management. This function helps ensure that patients receive appropriate levels of care and minimizes expenses associated with inappropriate and unduly lengthy hospital stays. The function enables providers to reduce inefficient use of human resources and reduce denials of reimbursement by payers resulting from failure to follow payer guidelines. Our provider customers achieve these outcomes through the automation of the initial evaluation and on-going review of patient care in order to monitor compliance with clinical guidelines, including guidelines provided by the provider customer and industry standard clinical guidelines, such as InterQual(R) and Milliman & Robertson.


        Quality Management. This function helps identify deficiencies in patient care or provider performance and alert process improvement personnel in order to promote early intervention. The function allows a provider's staff to monitor and evaluate the provider's care processes, treatments, operative procedures and outcomes. It also permits quality managers to better monitor high-cost, high-risk procedures and to enforce quality initiatives by providing variance reporting, process monitoring and centralized data.

        Risk Management. This function helps to reduce financial losses by automating and supporting timely and thorough investigations, interventions, communication and education regarding potential and actual claims. This function enables a provider's risk management staff to be notified instantly as incidents are reported by personnel anywhere within the organization. The function also supports efficient management, tracking and analysis of potential and asserted claims by patient/episode, staff members, physicians, allied health professionals and visitors.

        Infection Control. This function facilitates effective management of epidemology and analysis of treatment protocols based on the National Nosocomial Infections Study model, which reports the national standards for epidemology studies. The function eliminates redundant manual data entry by extracting pertinent data from other sources in a provider's information technology system and from data collected by case and quality management staff.

        Credentialing. This function supports the tracking of provider credentials by automating the maintenance and review of physician and other care provider information such as continuing medical education credits, medical board certifications and records of disciplinary and other adverse actions. The function also facilitates the exchange of data with the National Practitioner Data bank and other governmental bodies.

SERVICES

        We offer our payer and provider customers comprehensive implementation services such as:

        - management of projects;

        - identification of customer-specific system requirements;

        - consideration of interactions between our solutions and our customer's information systems and designing appropriate administrative, clinical and business processes;

        - building proprietary interfaces to other systems and configuring hardware and software to support the customer's administrative, clinical and business processes; and

        - training customer personnel.

        We plan to offer a broad range of Internet-related services, such as:

        - co-developing payers' healthcare Web sites;

        - designing and implementing branding strategies and sticky applications;

        - determining hardware and software requirements; and

        - providing general health content, disease management tools and e-commerce capabilities in partnership with leading Internet companies.

CUSTOMERS

        We target payers with membership ranging from several million to 50,000 covered lives. As of December 31, 1999, five payers who claim to have a combined membership of six million participants were using maxMC. Our top payer customers by total contract value are Highmark (f/k/a Blue Cross Blue Shield of Western Pennsylvania) and Renal Management Systems (a subsidiary of Baxter International Inc.). Highmark and Renal Management Systems are currently using our maxMC solution. Renal Management was the first of our customers to utilize maxMC's disease management functionality, which they have implemented using a central database and twenty-two remote satellite operations throughout the United States.

        We target hospital providers with licensed beds ranging from several thousand to as few as 250. As of December 31, 1999 approximately 175 hospitals were using Maxsys II or its predecessor, Maxsys I. Our top three provider customers by total contract value are New York and Presbyterian Health Network, All Children's Hospital of St. Petersburg and the Baptist Healthcare Systems, Inc. New York and Presbyterian Health Network is currently implementing Maxsys II at nine of its thirteen facilities. All Children's Hospital has recently completed implementation of Maxsys II. Baptist Healthcare Systems has completed implementation of Maxsys II across its five hospital system. Many of our hospital provider customers continue to use Maxsys I, the predecessor of Maxsys II, which we continue to support with a maintenance program, but no longer market.

TECHNOLOGY

        We believe that our proprietary technology platform provides us with a competitive advantage. Our products utilize n-tiered and Web architecture systems derived from our proprietary object oriented software foundation. Through the application of middleware platforms or service oriented applications that include business rules and service functions, our technology supports our medical management solutions by ensuring high availability and scalability. We currently employ Oracle database management systems to support the data storage requirements of our solutions. We are also currently working towards releasing a Microsoft SQL Server database management system version to appropriately qualified sites.

        We have developed an open architecture standard, allowing separate functional components to run on several different hardware platforms. Maxsys II and maxMC, based upon the leading fourth generation language of PowerBuilder, run on standard Intel-compatible personal computers. Our common object request broker architecture, CORBA, based rules engine runs on Microsoft NT and Sun Solaris systems. emaxMC, which utilizes Java and Java Servelets for its functionality and either Microsoft's Internet Explorer or Netscape's Netscape Communicator browsers for the provider interface, makes use of any Internet capable system with the application itself being served by a Microsoft NT or Sun Solaris platform. Our data interface engine operates on the leading UNIX or Microsoft NT platforms. Additional servers may be placed in the system, such as report servers, fax servers or additional application servers, in order to ensure scalability without performance loss. The interaction of all these services and middleware makes the system truly n-tiered, rather than two-tiered (client/server) or three-tiered (client/application/server).

COMPETITION

        The market for our solutions is highly competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products. The principal companies we compete against in the payer market include HPR (a subsidiary of McKesson HBOC), MedDecision, PhyCom and Confer. In the hospital provider market, we compete against MIDS, SoftMed Systems and others.

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

        We expect that competition will continue to increase as a result of consolidation in the Internet, information technology and healthcare industries. We believe that the principal factors affecting competition in our markets include, product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation, price and overall cost of ownership. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


        We depend upon our proprietary information and technology. We rely primarily on a combination of copyright, trademark and trade secret laws and license agreements to establish and protect our rights in our software products and other proprietary technology. We require employees and third-party consultants and contractors to enter into nondisclosure agreements to limit use of, access to, and distribution of, our proprietary information. Nevertheless, our means of protecting our proprietary rights may not be adequate to prevent misappropriation. The laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, unauthorized third parties may be able to copy aspects of our products, reverse engineer our products or otherwise obtain and use information that we regard as proprietary. Furthermore, others may independently develop technologies similar or superior to our technology, or design around the proprietary rights that we own.


GOVERNMENT REGULATION


        Participants in the healthcare industry, such as our payer and provider customers, are subject to extensive and frequently changing laws and regulations, including laws and regulations relating to the confidential treatment and secure transmission of healthcare information such as patient medical records. Legislators at both the state and federal levels have proposed additional legislation relating to the use and disclosure of medical information, and the federal government is likely to enact new federal laws or regulations in the near future. Pursuant to the Health Insurance Portability and Accountability Act of 1996, HIPAA, the Department of Health and Human Services, DHHS, has proposed regulations setting forth security and privacy standards for all health plans, clearinghouses and providers to follow with respect to an individual's healthcare information that is electronically transmitted, processed, or stored. In addition, Congress is currently considering various legislative proposals regarding health information privacy.



        While we do not believe that the security and privacy provisions of HIPAA apply to Landacorp directly, our provider customers and our payer customers must comply with HIPAA, its associated regulations and all other applicable healthcare laws and regulations. Accordingly, in order for our medical management solutions to be marketable, they must contain features and functionality that allow our customers to comply with these laws and regulations. We believe our products currently allow our customers to comply with existing laws and regulations. However, because new regulations are yet to come and because the proposed regulations may be modified prior to becoming final, our products may require modification in the future. Any such modification could be expensive, could divert resources away from other product development efforts or could delay future releases or product enhancements. If we fail to offer solutions that permit our customers to comply with applicable laws and regulations our business will suffer.


        In addition, laws governing healthcare payers and providers are often not uniform among states. This could require us to undertake the expense and difficulty of tailoring our products in order for our customers to be in compliance with applicable state and local laws and regulations.

        The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of Internet-based medical management solutions we offer. We believe, however, that these laws and regulations may nonetheless be applied to us. Current laws and regulations which may affect our Internet-based business relate to the following:

        - patient medical record information;

        - the electronic transmission of information between healthcare providers, payers, clearinghouses and other healthcare industry participants;

        - the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease;

        - health maintenance organizations, insurers, healthcare service providers and/or employee health benefit plans; and

        - the relationships between or among healthcare providers.

        We expect to conduct our Internet-based medical management business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations. These requirements or interpretations could also limit the use of the Internet for our medical management solutions or even prohibit the sale of a particular product or service.

        Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:

        - security, privacy and encryption;

        - pricing;

        - taxation;

        - content;

        - copyrights and other intellectual property;

        - contracting and selling over the Internet;

        - distribution; and

        - characteristics and quality of services.

        Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our Internet-based applications and services may be affected by additional regulation of the Internet. Any new legislation or regulation regarding the Internet, or the application of existing law and regulations to the Internet, could adversely affect our business. Additionally, while we do not currently operate outside of the United States, the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we expand internationally.

        The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

EMPLOYEES


        As of December 31, 1999, we employed one hundred seven employees, including twenty-eight employees in research and development, forty-five employees in client services (including implementation and support services), twenty-three employees in sales and marketing and eleven employees in finance and administration. Our success depends on our continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense in the information technology industry, particularly for talented software developers, service consultants, and sales and marketing personnel. We may not be able to attract and retain qualified personnel in the future.


        Our employees are not members of any labor union. We consider our relations with our employees to be good.

FACILITIES

        Our corporate headquarters are located in Atlanta, Georgia, and our Research and Development and Support Departments are located in Chico, California. We have under leases approximately 21,000 square feet of office space. We anticipate that our current facilities are adequate for our current needs.

LEGAL PROCEEDINGS

        Landacorp is not currently involved in any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth information with respect to our executive officers and directors as of December 31, 1999.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Eugene Santa Cattarina...............  52    President, Chief Executive Officer and Director
Stephen Kay..........................  38    Chief Operating Officer and Chief Financial Officer
Bryan Lang...........................  41    Chief Technology Officer, Chief Marketing Officer and
                                             Director
David Brown..........................  44    Senior Vice President, Sales
Marlene McCurdy......................  46    Senior Vice President, Client Services
Thomas Stephenson....................  57    Chairman of the Board of Directors
Howard Cox...........................  55    Director
Jason Rosenbluth, MD.................  42    Director
Jerome Grossman, MD..................  60    Director

        Eugene Santa Cattarina, President and Chief Executive Officer and Director, came to Landacorp in July 1998, after serving since 1996 as President and Chief Executive Officer of Medicode, Inc., a leading healthcare information technology company that was recently acquired by United Healthcare Corporation. From 1986 to 1993, Mr. Santa Cattarina served in a number of leadership positions with TDS Healthcare Systems Corporation, a healthcare software systems company, including President and Chief Operating Officer. Following the acquisition of TDS Healthcare Systems Corporation by ALLTEL Corporation in 1993, Mr. Santa Cattarina continued as President and Chief Operating Officer of TDS Healthcare Systems Corporation until 1994, and as Executive Vice President of ALLTEL Information Services-Healthcare Division from 1994 to 1995. From 1967 to 1986, he held various positions with Technicon Corporation, a clinical laboratory automation company, including President, Domestic Division.

        Stephen Kay, Chief Operating Officer and Chief Financial Officer, has been involved with Landacorp since 1992, initially as the Director of Finance of Landacorp UK Ltd. In early 1995, Mr. Kay was promoted to Chief Operating Officer of Landacorp. He is currently Chief Operating Officer and Chief Financial Officer of Landacorp and is responsible for overseeing finance and operations. He has worked in a consultative capacity in the structuring of contracts, implementation, and deployment plans of healthcare information systems for hospitals, integrated delivery networks, managed care organizations, and insurance companies, as well as for the United Kingdom's National Health Service. Mr. Kay is a member of The Institute of Chartered Accountants in England and Wales. He received his training at Touche Ross (now Deloitte Touche) in London, England.

        Bryan Lang, Chief Technology Officer and Chief Marketing Officer and Director, is the founder of Landacorp. Mr. Lang served as Chief Executive Officer of Landacorp from 1993 to 1998, has served as Chief Technology Officer since 1998, and as Chief Marketing Officer since January 1999. Mr. Lang has been a consultant and automated systems designer for fifteen years during which time he has worked extensively with healthcare industry projects in the United States, the United Kingdom, Canada, Saudi Arabia and Australia. As a specialist in healthcare process optimization, information systems and resource management, his efforts include work with hundreds of hospitals, health maintenance organizations, ambulatory care services, private physician practices and the U.S. and Saudi armed forces.

        David Brown, Senior Vice President, Sales, joined Landacorp in July 1998. From 1997 to 1998, he was Vice President-Sales for HBO & Company's (now McKesson/HBOC) provider and payer solutions. From 1985 to 1997, Mr. Brown served in a number of sales and sales executive positions including Regional Sales Director/Vice President-Sales for Eclipsys Corporation (formerly ALLTEL Information Services-Healthcare Division, TDS Healthcare Systems Corporation and Technicon Data Systems). From 1983 to 1985, Mr. Brown was Regional Sales Director for Compucare, a provider of mainframe- and minicomputer-based software and services to hospitals. Mr. Brown began his career in healthcare with Technicon in 1980 as a Hospital Consultant and then moved into the position of Sales Representative.

        Marlene McCurdy, Senior Vice President, Client Services, joined Landacorp in July 1998 after serving as Director, Implementation
Strategy/Research & Development for Eclipsys Corporation since 1995. From 1990 to 1995, Ms. McCurdy held a number of implementation and technical support positions for TDS Healthcare Systems Corporation and ALLTEL Information Services -- Healthcare Division, including Director, Implementation Services.

        Thomas Stephenson, Director and Chairman of the Board, has been a director of Landacorp since February 1998. He has been a general partner and managing member of Sequoia Capital General Funds since 1988. Prior thereto, Mr. Stephenson was President of Fidelity Venture Associates, the venture capital subsidiary of Fidelity Investments. Mr. Stephenson is a director of Chapters Online and a number of private companies. Mr. Stephenson received his BA and MBA from Harvard University, and a law degree from Boston College Law School.

        Howard Cox, Director, has served as a director of Landacorp since February 1998. He is a General Partner of Greylock, a national venture capital firm headquartered in Boston, with which he has been associated for 28 years. Mr. Cox is a Director of Stryker Corporation in Michigan and numerous other private companies. Prior to joining Greylock, Mr. Cox served in the Office of the Secretary of Defense.

        Jason Rosenbluth, MD, Director, has served as a director of Landacorp since February 1998. Dr. Rosenbluth is a Managing Director of Bedrock Capital Partners, a venture capital firm which he co-founded in 1997. From 1993 to 1997, Dr. Rosenbluth was a healthcare securities analyst and managing director of Volpe Brown Whelan & Company, an investment banking firm. Dr. Rosenbluth currently serves as a director of a number of privately-held technology companies. Dr. Rosenbluth holds an MD from Cornell University Medical College and an MBA from the Wharton School of the University of Pennsylvania.

        Jerome Grossman, MD, Director, has been a director of Landacorp since May 1998. Dr. Grossman is currently chairman and Chief Executive Officer of a newly formed company, Lion Gate Management Corporation. From 1995 to early 1999, he was Chief Executive Officer of Health Quality Inc. He is chairman emeritus of New England Medical Center, Inc. Dr. Grossman has been a founder of several healthcare companies, and has held teaching, research, and medical positions at Tufts University School of Medicine, Massachusetts General Hospital and Harvard Medical School. Dr. Grossman serves as Trustee/Director of several corporations and institutions, including Wellesley College, Stryker Corporation, Arthur D. Little, Inc. and Stryker Corp. He served on the Board of the Federal Reserve Bank of Boston from 1990 to 1997 and was its Chairman from 1994 to 1997.

BOARD COMPOSITION

        Landacorp's board of directors is currently comprised of six members. Four of our directors, Thomas Stephenson, Howard Cox, Jason Rosenbluth, MD and Jerome Grossman, MD, are not employees of Landacorp.

BOARD COMMITTEES

        Audit Committee. The audit committee of the board of directors is comprised of Thomas Stephenson, Howard Cox, Jason Rosenbluth, MD and Jerome Grossman, MD. Jason Rosenbluth is the chairman of the audit committee.

        Compensation Committee. The compensation committee of the board of directors is comprised of Thomas Stephenson, Howard Cox, Jason Rosenbluth, MD and Jerome Grossman, MD. Howard Cox is the chairman of the compensation committee.

DIRECTOR COMPENSATION

        Employees of Landacorp and representatives of institutional investors in Landacorp do not receive any compensation for serving on the board of directors. Jerome Grossman, MD receives a fee of $1,000 per board meeting attended. In 1998, Eugene Santa Cattarina received $4,000 for serving as a director of Landacorp prior to becoming employed by Landacorp.


        We reimburse all of our directors, including employees and representatives of institutional investors in Landacorp, for travel expenses incurred in attending board meetings. In addition, all of our directors are eligible to receive grants of stock options or other rewards pursuant to our stock option plan. In July, 1999, we granted each non-employee member of the board of directors an option to purchase 12,500 shares of our stock at $1.00 per share. These options become exercisable over a period of four years. Our shareholders have approved a policy of granting future non-employee directors initial option grants for 12,500 shares of stock, vesting over four years, when they join the board, and of granting all non-employee directors additional option grants for 5,000 shares, vesting over two years, effective on the date of each annual meeting.


EXECUTIVE COMPENSATION

        The following table contains information in summary form concerning the compensation paid to our chief executive officer and each of our most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during the year ended December 31, 1999. In accordance with the rules of the Securities Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which did not exceed the lesser of $50,000 or 10% of the total salary or bonus reported for those officers.

                           SUMMARY COMPENSATION TABLE


                                                                      SECURITIES
                                                                      UNDERLYING     ALL OTHER     2000 ANNUAL
         NAME AND PRINCIPAL POSITION            SALARY     BONUS       OPTIONS      COMPENSATION    SALARY(1)
         ---------------------------           --------   --------   ------------   ------------   -----------
Eugene Santa Cattarina.......................  $250,000   $109,037          --          --          $268,750
  President and Chief Executive Officer
Stephen Kay..................................   175,200     65,422          --          --           188,340
  Chief Operating Officer and
  Chief Financial Officer
Bryan Lang...................................   175,200     51,592      50,000          --           188,340
  Chief Technology Officer and
  Chief Marketing Officer
David Brown..................................   150,000     68,790          --          --           161,250
  Senior Vice President, Sales
Marlene McCurdy..............................   120,000     34,669          --          --           140,000
  Senior Vice President, Client Services


-------------------------
(1) Figures are based on annualized salary, excluding bonus, if any.

OPTION GRANTS

        The following table provides certain information regarding options granted by Landacorp to the named executive officers during the fiscal year ended December 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                         PERCENT OF                              VALUE AT ASSUMED
                                                           TOTAL                                 ANNUAL RATES OF
                                            NUMBER OF     OPTIONS                                  STOCK PRICE
                                            SECURITIES   GRANTED TO                              APPRECIATION FOR
                                            UNDERLYING   EMPLOYEES    EXERCISE                     OPTION TERM
                                 DATE OF     OPTIONS       DURING       PRICE     EXPIRATION   --------------------
             NAME                 GRANT      GRANTED       PERIOD     ($/SHARE)      DATE         5%         10%
             ----               ---------   ----------   ----------   ---------   ----------   --------   ---------
Bryan Lang....................  July 1999     50,000       17.85%       $1.00     July 2009    $683,000   1,117,000

OPTION EXERCISES AND YEAR END OPTION VALUES

        The following table provides certain information with respect to options exercised by named executive officers during the fiscal year ended December 31, 1999 and the value of unexercised options held by named executive officers as of December 31, 1999.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED                 VALUE OF
                            NUMBER OF                            OPTIONS AT FISCAL             UNEXERCISED OPTIONS
                         SHARES ACQUIRED       VALUE               YEAR END 1999            AT FISCAL YEAR END 1999(2)
          NAME             ON EXERCISE      REALIZED(1)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE($)
          ----           ---------------   --------------    -------------------------     ----------------------------
Eugene Cattarina........     805,550         $2,859,703              --/--                         --/--
Stephen Kay.............     300,000          1,065,000              --/--                         --/--
Bryan Lang..............     195,000            920,400              --/50,000                     --/$400,000
David Brown.............     151,041            536,196              --/--                         --/--
Marlene McCurdy.........     100,694            357,464              --/--                         --/--

-------------------------

(1) For purposes of this calculation, value is based upon the difference between the fair market value of the securities at the time of exercise, and the exercise price. We based the calculation of the fair market value price at the time of exercise on the Black-Scholes valuation used for calculation of the cheap stock compensation, as set forth in Note 8 -- Fair Value Disclosures -- to the Financial Statements included herewith.



(2) For purposes of this calculation, value is based upon the difference between the fair market value of the securities at the fiscal year ended December 31, 1999, and the exercise price. We based the calculation of the fair market value price at the end of fiscal year ended December 31, 1999 on the price per share of this offering.


BENEFIT PLANS

1995 Incentive Stock Option Plan and 1998 Equity Incentive Plan


        The board of directors adopted the 1995 Incentive Stock Option Plan (the "1995 Plan") in April 1995. The shareholders adopted the 1995 Plan in December 1995. The board of directors adopted the 1998 Equity Incentive Plan (the "1998 Plan") in July 1998. The shareholders approved the 1998 Plan in September 1998. The 1998 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of non-statutory stock options and stock purchase rights. Since adoption of the 1998 Plan, we have not granted any options under the 1995 Plan.

        As of September 30, 1999, there were 3,000,000 shares of our common stock reserved for issuance under both plans. During 1998, options to purchase 95,000 shares of common stock granted under the 1995 and 1998 plans were exercised. At December 31, 1998, options to purchase 2,253,947 shares of common stock were outstanding, and options to purchase 588,802 shares of common stock remained available. The outstanding options were exercisable at a weighted average price of $0.71 per share. During the year ended December 31, 1999, options to purchase 1,572,284 shares of common stock granted under the 1995 and 1998 plans were exercised. At December 31, 1999, options to purchase 911,115 shares of common stock were outstanding, and options to purchase 359,350 shares of common stock remained available. The outstanding options were exercisable at a weighted average price of $1.44 per share.



        A stock option committee appointed by the board of directors administers the 1995 Plan. Either the board of directors or a committee of the board of directors may administer the 1998 Plan. Currently our compensation committee administers the 1998 Plan.


        Options granted under the 1995 Plan will vest in full upon notice of (a) a merger, consolidation or reorganization in which we are not the surviving company, (b) the acquisition by another company of all or substantially all of our assets, or (c) our dissolution or liquidation. The options will expire within thirty days of such notice, or otherwise, by their own terms.

        Options granted under the 1998 Plan will terminate in the event of our dissolution or termination. In the event of (a) a merger, consolidation or reorganization in which we are not the surviving company, (b) a reverse merger in which we are the surviving company, but our shares immediately prior to the merger are converted into other property, or (c) the acquisition by another company of all or substantially all of our assets, the surviving or acquiring company must either assume the options, or substitute similar options or awards for those outstanding under our 1998 Plan. If the acquiring or surviving company refuses to do so, then all our outstanding options vest in full, and must be exercised or expire at the time of such event.

        The 1995 Plan will terminate automatically in April 2005, unless sooner terminated by the board of directors. The 1998 Plan will terminate automatically in July 2008, unless sooner terminated by the board of directors.

1999 Employee Stock Purchase Plan


        In September 1999, the board of directors adopted our 1999 Employee Stock Purchase Plan. Our stockholders adopted the 1999 Employee Stock Purchase Plan in December 1999. We have reserved a total of 560,000 shares of common stock for issuance under our 1999 Employee Stock Purchase Plan.


        Our 1999 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the United States tax code, contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before May 14, 2000.

        Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 1999 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

        Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

        Rights granted under the 1999 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 1999 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1999 Employee Stock Purchase Plan will terminate automatically in 2009, unless terminated earlier. The Board of Directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan. The Board of Directors has the exclusive authority to interpret and apply the provisions of the purchase plan.

401(k) PLAN

        We maintain a tax-qualified employee savings and retirement plan, a 401(k) plan, that covers all of our eligible employees. Pursuant to the 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of such reduction contributed to the 401(k) plan. Participants' salary reduction contributions are fully vested at all times. Landacorp contributes matching funds of up to 25% of employee contributions, subject to a cap of $900 per employee per year. Landacorp, in its sole discretion, may make additional employer contributions to the 401(k) plan. Participants' interests in their additional employer contributions, if any, vest in accordance with a five-year graduated vesting schedule. Participants generally are eligible for a distribution from the 401(k) plan upon their reaching age 59 1/2, age 65, death, disability or separation from service with Landacorp. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Internal Revenue Code of 1986, as amended. Contributions made on behalf of the participants, on a pre-tax basis, to the 401(k) plan, and income earned on such contributions, are not currently taxable to participants. All such contributions are tax deductible by Landacorp.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

        Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that the directors of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as directors, except liability for any of the following:

        - any breach of their duty of loyalty to the corporation or its stockholders;

        - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

        - any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers, and that we may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

        We have entered into agreements to indemnify our executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceedings arising out of such person's services as a director or executive officer of Landacorp or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Landacorp where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Series D Preferred Stock Financing


        In February 1998, we amended our articles of incorporation to authorize the issuance of 6,800,000 shares of Series D Preferred Stock ("Series D Preferred Stock"), to designate the Series D Preferred Stock and to provide the holders thereof with certain rights, privileges and preferences, including certain liquidation and dividend preferences. In addition, we entered into an Investors' Rights Agreement with each holder of Series D Preferred Stock pursuant to which Landacorp granted the holders of Series D Preferred Stock "piggy-back" registration rights with respect to certain registrations of our securities pursuant to the Securities Act. See "Description of Capital Stock."


        Immediately following the authorization, we converted all 41,000 shares of Series A Preferred Stock then outstanding into shares of Series D Preferred Stock, on a one-for-one basis, and all 115,000 shares of Series B Preferred Stock and 450,000 shares of Series C Preferred Stock then outstanding into 1,122,000 shares of Series D Preferred Stock, using a ratio of 1.9833 shares of Series D Preferred Stock for each share of Series B and Series C Preferred Stock. In February 1998, following these conversions, the holders of the converted Series D Preferred Stock sold all their shares to new investors, for $1.20 per share. At the same time we sold an additional 5,619,000 shares of Series D Preferred Stock to the new investors.


        The following directors and beneficial owners of more than five percent of our outstanding capital stock acquired beneficial ownership of Series D Preferred Stock in this private placement as follows:

                 DIRECTORS/5% STOCKHOLDERS                    NUMBER OF SHARES
                 -------------------------                    ----------------
Bedrock Capital Partners I, LP(1)...........................      1,750,000
Greylock IX Limited Partnership.............................      2,500,000
Sequoia Capital VII(2)......................................      2,500,000
Eugene Santa Cattarina......................................         41,667
Jason Rosenbluth(3).........................................      1,750,000
Howard Cox(4)...............................................      2,500,000
Thomas Stephenson(5)........................................      2,500,000

-------------------------
(1) Includes 1,575,000 shares held by Bedrock Capital Partners I, LP, 87,500 shares held by Credit Suisse First Boston Bedrock Fund, L.P., 6,250 shares held by Chris Paul, 6,250 shares held by Theodore Ridgeway and 75,000 shares held by the VBW Employee Bedrock Fund, LP. Bedrock General Partner I, LLC is a general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP.

(2) Includes 2,287,500 shares held by Sequoia Capital VII, 100,000 shares held by Sequoia Technology Partners VII, 46,400 shares held by SQP 1997, 26,100 shares held by Sequoia 1997 LLC and 40,000 shares held by Sequoia International Partners. SC VII-A Management Company LLC is a general partner of Sequoia Capital VII, Sequoia Technical Partners VII and Sequoia International Partners.

(3) Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in note 1 above. Dr. Rosenbluth is a co-founder and managing partner of Bedrock General Partner I, LLC, the general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP. Dr. Rosenbluth disclaims beneficial ownership of the shares held by the entities or persons listed in note 1 above, except to the extent of his direct pecuniary interest in the shares.

(4) Includes 2,500,000 shares held by Greylock IX Limited Partnership, Mr. Cox is a general partner of Greylock IX Limited Partnership. Mr. Cox is a general partner of Greylock IX GP Limited Partnership, which is a general partner of Greylock IX Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares held by Greylock IX Limited Partnership, except to the extent of his direct pecuniary interest in the shares.

(5) Includes 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above. Mr. Stephenson is a managing member of SC VII-A Management Company LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Mr. Stephenson disclaims beneficial ownership of the shares held by the entities listed in note 2 above, except to the extent of his direct pecuniary interest in the shares.

Warrants

        In conjunction with our sale of preferred stock in February 1998, we issued warrants to Mr. Gilbert Lang and Mrs. Beulah Lang and to Westminster Health Care PLC for the purchase of 100,000 and 250,000 shares of common stock, respectively, at the price of $1.20 per share. The warrants were fully vested and exercisable on the date of grant. The warrants expire on the earlier of February 28, 2003 or the closing of this offering.

Stockholders' Notes

        At December 31, 1996, we had notes payable to Mr. Gilbert Lang, Mrs. Beulah Lang, Mr. Bryan Lang and Mr. Roger Stratton totaling $1,720,000. At December 31, 1997, we had notes payable to Mr. Gilbert Lang, Mrs. Beulah Lang, Mr. Bryan Lang, Mr. Roger Stratton and Westminster Health PLC totaling $2,221,000. These notes accrued interest at an annual rate of 12%. In March 1998, we used the proceeds of our February 1998 preferred stock financing to repay stockholder notes and related accrued interest totaling $2,558,000.

        During the year ended December 31, 1996, Mr. Bryan Lang converted notes payable totaling $27,000 as payment of the exercise price of 13,000 vested options. During the year ended December 31, 1997, Mr. Bryan Lang converted notes payable totaling $21,000 as payment of the exercise price of 10,000 vested options. During the six months ended June 30, 1998 and the year ended December 31, 1998, Mr. Gilbert Lang and Mrs. Beulah Lang converted notes payable totaling $289,000 as payment of the exercise price of 91,000 vested options.

Early Exercise of Stock Options

        As of September 30, 1999, we had full recourse notes from Mr. Eugene Santa Cattarina, Mr. Stephen Kay, Mr. David Brown, Ms. Marlene McCurdy, Mr. Brandon Raines and Mr. Bryan Lang, all employees, related to the early exercise of stock options in the amount of $189,000. These notes accrue interest at a rate of 6% per year, are secured by such shares of common stock, and are due and payable in the event of termination of employment. Pursuant to the terms of restricted stock purchase agreements entered into with these employees, we have the option to repurchase a portion of these shares in the event of termination of employment.

Bonus in Respect of Waiver of Deferred Compensation


        Pursuant to agreement dated February 27, 1998, and in connection with the sale of the preferred stock, Bryan Lang agreed to waive any and all rights to $335,000 in deferred compensation that had accrued to his benefit. In connection with this waiver, we further agreed that if either Landacorp's common stock became publicly traded following an initial public offering, or if Landacorp was sold for a value in excess of $40,000,000, then a success fee from the proceeds would be paid to Mr. Lang in the amount of $335,000. This bonus payment will be payable upon completion of the offering and will be recognized as an operating expense.


Line of Credit

        In 1997, we maintained an operating line of credit with a bank which was guaranteed by Westminster Health Care PLC. This line of credit expired on December 31, 1997, and the outstanding balance of $163,000 was repaid to the bank by Westminster Health Care PLC in exchange for a note payable by Landacorp. We repaid the note in March 1998.

                             PRINCIPAL STOCKHOLDERS


        Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned are based on 9,713,184 shares of common stock outstanding as of December 31, 1999, assuming the conversion of all outstanding preferred stock and the exercise of all outstanding warrants. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of December 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock outstanding after this offering includes shares of common stock being offered and does not include the shares that are subject to the underwriters' over-allotment option. Unless otherwise indicated, the address for each listed stockholder is the same as Landacorp's.



                                                                             Percentage of Shares
                                                              Number of       Beneficially Owned
                                                                Shares       --------------------
                                                             Beneficially     Before      After
                Name of Beneficial Owner                        Owned        Offering    Offering
                ------------------------                     ------------    --------    --------
Entities affiliated with Bedrock Capital Partners I,
  LP(1)..................................................     1,750,000        18.0%       13.2%
  One Boston Place, Suite 3310
  Boston, MA 02108
Greylock IX Limited Partnership..........................     2,500,000        25.7        18.9
  One Federal Street
  Boston, MA 02110
Sequoia Capital VII(2)...................................     2,500,000        25.7        18.9
  3000 Sandhill Road, Building 4, Suite 780
  Menlo Park, CA 94025
Eugene Santa Cattarina...................................       847,217         8.7         6.4
Bryan Lang(3)............................................       626,307         6.4         4.7
Gilbert Lang(4)..........................................       178,077         1.8         1.3
Beulah Lang(5)...........................................       178,077         1.8         1.3
Jason Rosenbluth, M.D.(6)................................     1,750,000        18.0        13.2
  One Maritime Plaza, 5(th) Floor
  San Francisco, CA 94111
Howard Cox(7)............................................     2,500,000        25.7        18.9
  One Federal Street
  Boston, MA 02110
Thomas Stephenson(8).....................................     2,500,000        25.7        18.9
  3000 Sandhill Road, Building 4, Suite 780
  Menlo Park, CA 94025
Jerome Grossman, M.D.(9).................................        33,565           *           *
  72 Spooner Road
  Chestnut Hill, MA 02617
Westminster Healthcare PLC (10)..........................       250,000         2.5         1.6
  48 Leicester Square
  London WC2H 7FB
  United Kingdom
Stephen Kay..............................................       300,000         3.0         2.3
David Brown..............................................       151,041         1.5         1.1
Marlene McCurdy..........................................       100,694         1.0           *

                                                                             Percentage of Shares
                                                              Number of       Beneficially Owned
                                                                Shares       --------------------
                                                             Beneficially     Before      After
                Name of Beneficial Owner                        Owned        Offering    Offering
                ------------------------                     ------------    --------    --------
All directors and executive officers as a group
  (9 persons)(11)........................................     8,808,824        90.7%       66.6%


-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 1,575,000 shares held by Bedrock Capital Partners I, LP, 87,500 shares held by Credit Suisse First Boston Bedrock Fund, L.P., 6,260 shares held by Chris Paul, 6,250 shares held by Theodore Ridgeway, and 75,000 shares held by the VBW Employee Bedrock Fund, LP. Bedrock General Partner I, LLC is a general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP.

 (2) Includes 2,287,000 shares held by Sequoia Capital VII, 100,000 shares held by Sequoia Technology Partners VII, 46,400 shares held by SQP 1997, 26,100 shares held by Sequoia 1997 LLC and 40,000 shares held by Sequoia International Partners. SC VII-A Management Company LLC is a general partner of Sequoia Capital VII, Sequoia Technical Partners VII and Sequoia International Partners.


 (3) In the event that the underwriters exercise their over-allotment option, Bryan Lang will sell up to 62,000 shares of common stock in this offering. If he sells all of such shares, the percentage of shares beneficially owned by Mr. Lang after this offering will be 4.2%.



 (4) Includes warrants to purchase 100,000 shares of common stock held jointly with his spouse, Beulah Lang. Gilbert and Beulah Lang are Bryan Lang's parents. Gilbert and Beulah Lang intend to exercise the warrants on a cashless basis immediately prior to completion of this offering, resulting in a net issuance of 86,667 shares of common stock at an assumed initial public offering price of $9.00 per share. In the event that the underwriters exercise their over-allotment option, Gilbert and Beulah Lang will sell up to 86,667 of these shares in this offering. If they sell all of such shares the percentage of shares beneficially owned by them after this offering will be less than 1% of the then outstanding shares of common stock.



 (5) Includes 78,077 shares of common stock owned by her spouse, Gilbert Lang, and warrants to purchase 100,000 shares of common stock held jointly with him. Gilbert and Beulah Lang are Bryan Lang's parents. Gilbert and Beulah Lang intend to exercise the warrants on a cashless basis immediately prior to completion of this offering, resulting in a net issuance of 86,667 shares of common stock at an assumed initial public offering price of $9.00 per share. In the event that the underwriters exercise their over-allotment option, Gilbert and Beulah Lang will sell up to 86,667 of these shares in this offering. If they sell all of such shares the percentage of shares beneficially owned by them after this offering will be less than 1% of the then outstanding shares of common stock.


 (6) Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in note 1 above. Dr. Rosenbluth is a co-founder and managing partner of Bedrock General Partner I, LLC, the general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP. Dr. Rosenbluth disclaims beneficial ownership of the shares held by the entities or persons listed in note 1 above, except to the extent of his direct pecuniary interest in the shares. Bedrock General Partner I, LLC has voting and disposition power over the shares underlying the options held by Dr. Rosenbluth.

 (7) Includes 2,500,000 shares held by Greylock IX Limited Partnership. Mr. Cox is a general partner of Greylock IX GP Limited Partnership, which is a general partner of Greylock IX Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares held by Greylock IX Limited Partnership, except to the extent of his direct pecuniary interest in the shares.

 (8) Includes 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above. Mr. Stephenson is a managing member of SC VII-A Management Company LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Mr. Stephenson disclaims beneficial ownership of the shares held by the entities listed in note 2 above, except to the extent of his direct pecuniary interest in the shares.

 (9) Includes 33,565 shares of common stock issuable upon the exercise of options exercisable within sixty days of December 31, 1999.


(10) Includes warrants to purchase 250,000 shares of common stock. Westminster Healthcare PLC intends to exercise the warrants on a cashless basis immediately prior to the completion of this offering, resulting in a net issuance of 216,666 shares of common stock at an assumed initial public offering price of $9.00 per share. In the event that the underwriters exercise their over-allotment option, Westminster Healthcare PLC will sell up to 216,666 of these shares in this offering. If it sells all of such shares the percentage of shares beneficially owned by Westminster Healthcare PLC after this offering will be 1.6%. In 1997, we maintained an operating line of credit with a bank which was guaranteed by Westminster Healthcare PLC. This line of credit expired on December 31, 1997, and the outstanding balance of $163,000 was repaid to the bank by Westminster Healthcare PLC in exchange for a note payable by Landacorp. We repaid the note in March 1998.



(11) Includes 33,565 shares of common stock issuable upon the exercise of options exercisable within sixty days of September 30, 1999. Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in notes 1 and 6 above, 2,500,000 shares held by Greylock IX Limited Partnership, as listed in note 7 above, and 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in notes 2 and 8 above.

                          DESCRIPTION OF CAPITAL STOCK

General

        Landacorp's amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 15,000,000 shares of common stock, par value $0.001 per share, and 8,000,000 shares of preferred stock, par value $0.001 per share. This description is only a summary. You should refer to the amended and restated certificate of incorporation and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. As of December 31, 1999 2,609,851 shares of common stock were outstanding and 6,800,000 shares of preferred stock, which will automatically convert into 6,800,000 shares of common stock upon the completion of this offering, were issued and outstanding. As of December 31, 1999, we had 109 stockholders.

Common Stock

        Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued in the future may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Landacorp, holders of common stock would be entitled to share in Landacorp's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of Preferred Stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by Landacorp in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock which Landacorp may designate in the future.

Preferred Stock

        Upon the closing of this offering, the board of directors will be authorized, without stockholder approval, from time to time to issue up to an aggregate of 8,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could either have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding stock of Landacorp. Landacorp has no present plans to issue any shares of preferred stock.

Registration Rights

        Pursuant to the terms of the Investor Rights Agreement dated February 27, 1998 and upon the consummation of this offering, the holders of 6,800,000 shares of common stock issuable upon conversion of the preferred stock, holders of 250,000 shares of common stock issued or issuable upon exercise of the warrant granted to Westminster Health Care Limited, holders of any common stock issued as a dividend or distribution, and their permitted transferees are entitled to rights with respect to the registration of such shares under the Securities Act. The holders of at least 30% of these securities may require us, subject to limitations, to file a registration statement if the aggregate gross offering price of at least $15 million. We are not required to effect (i) more than two such registrations pursuant to such demand registration rights; (ii) a registration during the period in which any other registration statement has been filed and for a period of 180 days after such registration has been declared effective; or (iii) a registration for a period not to exceed 90 days, if the Board of Directors of Landacorp has made a good faith determination that such registration would be seriously detrimental to Landacorp or to its stockholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the these securities are entitled to registration rights in connection with any registration by us of our securities for our own account or the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein.

        At any time after we become eligible to file a registration statement on Form S-3, holders of $500,000 of registrable securities may require us to file registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. We are not required to effect more than two such registrations in any 12 month period.

        Each of the foregoing registration rights is subject to conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares of registrable securities to be included in such registration. The registration rights with respect to any holder thereof terminate upon the earlier of 5 years from the effective date of this offering or when the shares held by such holder may be sold under Rule 144 during any 90 day period. We are required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the registrable securities would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment of Landacorp to indemnify the holders of registration rights, subject to limitations.

        Holders of the shares of common stock issuable upon exercise of the warrants described above are entitled to registration rights in connection with any registration by us of our securities for its own account or the account of other security holders.

Effect of Selected Provisions of the Certificate of Incorporation and Bylaws, and the Delaware Antitakeover Statute

        Provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Landacorp. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control of Landacorp.

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own fifteen percent or more of a corporation's voting stock. This statute could prohibit or delay the accomplishments of mergers or other takeover or change in control attempts with respect to Landacorp and, accordingly, may discourage attempts to acquire us.

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our bylaws eliminate the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Landacorp. The amendment of any of these provisions would require approval by the board of directors and holders of at least 66 2/3% of the outstanding common stock.

Board of Directors Vacancies

        Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the Board of Directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Action; Special Meeting of Stockholders

        Our certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of stockholders provided, that if no annual meeting of stockholders was held in the previous year if the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, then notice by the stockholder, to be timely, must be received before the solicitation is made. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may discourage stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized But Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Norwest Bank of Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market could adversely affect prevailing market prices. Furthermore, as described below, 9,409,851 shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with the underwriters. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have outstanding 13,259,851 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 3,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates." Based on shares outstanding as of September, the remaining shares will become eligible for public sale as follows:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET
-----------------------------------------------------------------------------
At effective date..........................................    352,195 shares
90 days after effective date...............................      9,250 shares
After 180 days post-effective date.........................  9,048,406 shares

Lock-Up Agreements with the Underwriters


        Stockholders holding 9,048,406 shares or approximately 67% of our common stock, including all of our officers and directors, have signed lock-up agreements with the underwriters under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Chase Securities, Inc. for a period of 180 days after the date of this prospectus.



        Chase Securities, Inc. may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although we are not aware of any current intention to request them to do so.


Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding, which will equal approximately 132,622 shares immediately after this offering; or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Landacorp.

Rule 144(k)

        Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701


        Any employee, officer or director of, or consultant to, Landacorp who purchased shares under a written compensatory plan or contract may be entitled to sell our shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under this rule, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, because all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may be sold 90 days after the offering only if the holder obtains the prior written consent of Chase Securities, Inc.

                                  UNDERWRITING


        Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Chase Securities, Inc., Prudential Securities Incorporated and SG Cowen Securities Corporation have severally agreed to purchase from Landacorp the following respective numbers of shares of common stock:



                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Chase Securities, Inc.......................................
Prudential Securities Incorporated..........................
SG Cowen Securities Corporation.............................

                                                              ---------
          Total.............................................  3,500,000
                                                              =========


        The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in Landacorp's business and the receipt of certain certificates, opinions and letters from Landacorp, its counsel and its independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any of such shares are purchased.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

          UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY LANDACORP

                                                    WITH                      WITHOUT
                                           OVER-ALLOTMENT EXERCISE    OVER-ALLOTMENT EXERCISE
                                           -----------------------    -----------------------
Per Share................................             $                          $
Total....................................             $                          $


        Landacorp estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $996,000.


        The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have informed Landacorp that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered hereby.

        Landacorp and three stockholders of Landacorp have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 525,000 additional shares of common stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. Landacorp and the three stockholders will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

        Landacorp has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.


        Certain stockholders of Landacorp, including executive officers and directors, who will own in the aggregate 9,048,406 shares of common stock after this offering, have agreed that they will not, without the prior written consent of Chase Securities, Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. Landacorp has agreed that it will not, without the prior written consent of Chase Securities, Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that Landacorp may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Chase Securities, Inc., such additional options shall not be exercisable during such period.



        We have reserved an aggregate of 175,000 shares of the Common Stock offered hereby for purchase from the underwriters through a directed share program by persons having relationships with Landacorp. Such sales will be at the initial public offering price. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. The underwriters will offer any reserved shares not so purchased to the general public on the same terms as the other shares offered hereby.



        Prior to this offering, there has been no public market for the common stock. Landacorp and the representatives of the several underwriters will determined the initial public offering price. The principal factors to be considered in determining the initial public offering price include:


        - the current state of our development and our current financial condition;

        - the prospects for our future revenue and earnings;

        - the experience and ability of our management;

        - the general condition of the securities markets at the time of this offering; and

        - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

        The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

        Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Each of these transactions would create additional demand for the common stock and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. The underwriters may discontinue these transactions at any time.

        Prudential Securities Incorporated facilitates the marketing of new issues on-line through its PrudentialSecurities.com division. Clients of PrudentialAdvisor(SM), a full service brokerage firm program, may view offering terms and a prospectus on-line and place orders through their financial advisors.

                                 LEGAL MATTERS

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Alston & Bird LLP, Atlanta, Georgia, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

        The balance sheets of Landacorp as of December 31, 1997 and 1998 and September 30, 1999 and the statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1998, and for the nine month period ended September 30, 1999, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The balance sheet of the Interactive Healthcare Division of High Technology Solutions, Inc. as of August 27, 1999 and the Statement of Operations, divisional equity and cash flows for the year then ended, included in this prospectus, have been included herein in reliance upon the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a Web site maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the SEC as described above, or inspect them without charge at the SEC's Web site. Our common stock has been approved for quotation on the Nasdaq National Market. Upon completion of this offering, you will be able to inspect reports, proxy statements and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                                LANDACORP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
LANDACORP, INC. FINANCIAL STATEMENTS
Report of Independent Accountants...........................   F-2
Balance Sheet...............................................   F-3
Statement of Operations.....................................   F-4
Statement of Stockholders' Equity (Deficit).................   F-5
Statement of Cash Flows.....................................   F-6
Notes to Financial Statements...............................   F-7
PRO FORMA FINANCIAL INFORMATION
Overview....................................................  F-22
Pro Forma Condensed Balance Sheet...........................  F-23
Pro Forma Condensed Statement of Operations.................  F-24
Notes to Pro Forma Condensed Financial Information..........  F-25
INTERACTIVE HEALTHCARE DIVISION OF HIGH TECHNOLOGY
  SOLUTIONS, INC. FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-26
Balance Sheet...............................................  F-27
Statement of Operations.....................................  F-28
Statement of Divisional Equity..............................  F-29
Statement of Cash Flows.....................................  F-30
Notes to Financial Statements...............................  F-31

UNAUDITED FINANCIAL STATEMENTS
Unaudited Balance Sheet at November 26, 1999................  F-34
Unaudited Statements of Operations for the three months
  ended November 27, 1998 and November 26, 1999.............  F-35
Unaudited Statements of Cash Flows for the three months
  ended November 27, 1998 and November 26, 1999.............  F-36
Notes to Unaudited Financial Statements.....................  F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Landacorp, Inc.

        In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Landacorp, Inc. at December 31, 1997 and 1998 and at September 30, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the nine month period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Sacramento, California
October 22, 1999, except for Notes 6 and 10

  which are as of January 31, 2000

                                LANDACORP, INC.


                                 BALANCE SHEET


                                                                                                 Pro Forma
                                                                                               Stockholders'
                                                         December 31,                            Equity at
                                                  --------------------------   September 30,   September 30,
                                                     1997           1998           1999            1999
                                                  -----------   ------------   -------------   -------------
                                                                                                (unaudited)
                                                   ASSETS
Current assets:
  Cash and cash equivalents.....................  $   142,000   $  2,032,000   $  2,094,000
  Accounts receivable and costs and estimated
    earnings in excess of billings on
    uncompleted contracts, net..................      640,000      1,651,000      2,218,000
  Other current assets..........................      113,000        186,000        195,000
                                                  -----------   ------------   ------------
         Total current assets...................      895,000      3,869,000      4,507,000
Property and equipment, net.....................      187,000        352,000        739,000
Capitalized software, net.......................       99,000         92,000         71,000
                                                  -----------   ------------   ------------
                                                  $ 1,181,000   $  4,313,000   $  5,317,000
                                                  ===========   ============   ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............................  $   421,000   $    125,000   $    283,000
  Accrued expenses..............................    1,058,000        833,000      1,276,000
  Deferred revenue and billings in excess of
    costs and estimated earnings on uncompleted
    contracts...................................    2,245,000      2,456,000      2,536,000
  Note payable..................................           --             --        255,000
  Accrued interest -- related party.............      495,000             --             --
  Notes payable -- related party................    2,221,000             --             --
                                                  -----------   ------------   ------------
         Total current liabilities..............    6,440,000      3,414,000      4,350,000
                                                  -----------   ------------   ------------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value; aggregate
    liquidation amount $8,160,000 at December
    31, 1998 and September 30, 1999; 8,000,000
    shares authorized; 606,000, 6,800,000 and
    6,800,000 shares issued and outstanding, no
    shares pro forma (unaudited)................        1,000          7,000          7,000    $         --
  Common Stock, $0.001 par value, 15,000,000
    shares authorized; 1,111,000, 1,028,000 and
    2,610,000 shares issued and outstanding,
    9,713,000 (unaudited) shares issued and
    outstanding pro forma.......................        1,000          1,000          3,000          10,000
  Additional paid-in capital....................    4,047,000     15,102,000     16,919,000      16,919,000
  Notes receivable from officers................           --             --       (189,000)       (189,000)
  Unearned stock-based compensation.............           --     (2,993,000)    (3,103,000)     (3,103,000)
  Accumulated deficit...........................   (9,308,000)   (11,218,000)   (12,670,000)    (12,670,000)
                                                  -----------   ------------   ------------    ------------
         Total stockholders' equity (deficit)...   (5,259,000)       899,000        967,000    $    967,000
                                                  -----------   ------------   ------------    ------------
                                                  $ 1,181,000   $  4,313,000   $  5,317,000
                                                  ===========   ============   ============


   The accompanying notes are an integral part of these financial statements.

                                LANDACORP, INC.

                            STATEMENT OF OPERATIONS


                                                                                Nine Months Ended
                                          Year Ended December 31,                 September 30,
                                  ---------------------------------------   -------------------------
                                     1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (unaudited)
Revenues:
  System sales..................  $ 1,007,000   $ 3,136,000   $ 4,967,000   $ 3,835,000   $ 5,633,000
  Support services..............      932,000       902,000     1,250,000       813,000     1,434,000
                                  -----------   -----------   -----------   -----------   -----------
     Total revenues.............    1,939,000     4,038,000     6,217,000     4,648,000     7,067,000
                                  -----------   -----------   -----------   -----------   -----------
Cost of revenues:
  System sales..................      499,000     1,097,000     2,330,000     1,626,000     2,223,000
  Support services..............      285,000       299,000       422,000       297,000       440,000
                                  -----------   -----------   -----------   -----------   -----------
     Total cost of revenues.....      784,000     1,396,000     2,752,000     1,923,000     2,663,000
                                  -----------   -----------   -----------   -----------   -----------
Gross profit....................    1,155,000     2,642,000     3,465,000     2,725,000     4,404,000
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Sales and marketing...........      782,000     1,176,000     1,875,000     1,103,000     2,294,000
  Research and development......    1,269,000     1,294,000     1,410,000     1,024,000     1,241,000
  General and administrative....      801,000       975,000     2,165,000       999,000      2,393,00
                                  -----------   -----------   -----------   -----------   -----------
     Total operating expenses...    2,852,000     3,445,000     5,450,000     3,126,000     5,928,000
                                  -----------   -----------   -----------   -----------   -----------
Loss from operations............   (1,697,000)     (803,000)   (1,985,000)     (401,000)   (1,524,000)
Interest and other income,
  net...........................           --            --       101,000        75,000        76,000
Interest expense................     (200,000)     (208,000)      (26,000)      (26,000)       (4,000)
                                  -----------   -----------   -----------   -----------   -----------
Net loss........................  $(1,897,000)  $(1,011,000)  $(1,910,000)  $  (352,000)  $(1,452,000)
                                  ===========   ===========   ===========   ===========   ===========
Net loss per share:
  Basic and diluted.............  $     (1.74)  $     (0.91)  $     (1.84)  $     (0.34)  $     (1.15)
                                  ===========   ===========   ===========   ===========   ===========
  Weighted average shares.......    1,088,000     1,108,000     1,041,000     1,045,000     1,259,000
Pro forma net loss per share:
  Basic and diluted
     (unaudited)................                              $     (0.27)                $     (0.17)
                                                              ===========                 ===========
  Weighted average shares
     (unaudited)................                                7,061,000                   8,362,000


   The accompanying notes are an integral part of these financial statements.

                                LANDACORP, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                               NOTES
                                      PREFERRED STOCK        COMMON STOCK      ADDITIONAL    RECEIVABLE     UNEARNED
                                     ------------------   ------------------     PAID-IN        FROM      STOCK-BASED
                                      SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL      OFFICERS    COMPENSATION
                                     ---------   ------   ---------   ------   -----------   ----------   ------------
Balance at December 31, 1995.......    606,000   $1,000   1,077,000   $1,000   $ 3,978,000   $      --    $        --
Issuance of Common Stock...........         --       --      24,000       --        48,000          --             --
Net loss...........................         --       --          --       --            --          --             --
                                     ---------   ------   ---------   ------   -----------   ---------    -----------
Balance at December 31, 1996.......    606,000    1,000   1,101,000    1,000     4,026,000          --             --
Issuance of Common Stock...........         --       --      10,000       --        21,000          --             --
Net loss...........................         --       --          --       --            --          --             --
                                     ---------   ------   ---------   ------   -----------   ---------    -----------
Balance at December 31, 1997.......    606,000    1,000   1,111,000    1,000     4,047,000          --             --
Issuance of Common Stock...........         --       --      95,000       --       297,000          --             --
Conversion of Common Stock into
 Series D Preferred Stock..........     18,000       --    (178,000)      --            --          --             --
Conversion of Series A, B and C
 Preferred Stock to Series D
 Preferred Stock...................    557,000       --          --       --            --          --             --
Issuance of Series D
 Preferred Stock...................  5,619,000    6,000          --       --     6,592,000          --             --
Unearned stock-based
 compensation......................         --       --          --       --     4,166,000          --     (4,166,000)
Amortization of unearned stock-
 based compensation................         --       --          --       --            --          --      1,173,000
Net loss...........................         --       --          --       --            --          --             --
                                     ---------   ------   ---------   ------   -----------   ---------    -----------
Balance at December 31, 1998.......  6,800,000    7,000   1,028,000    1,000    15,102,000          --     (2,993,000)
Issuance of Common Stock...........         --       --      10,000       --        56,000          --             --
Common Stock issued for notes
 receivable from officers..........         --       --   1,572,000    2,000       187,000    (189,000)            --
Unearned stock-based
 compensation......................         --       --          --       --     1,574,000          --     (1,574,000)
Amortization of unearned stock-
 based compensation................         --       --          --       --            --          --      1,464,000
Net loss...........................         --       --          --       --            --          --             --
                                     ---------   ------   ---------   ------   -----------   ---------    -----------
Balance at September 30, 1999......  6,800,000   $7,000   2,610,000   $3,000   $16,919,000   $(189,000)   $(3,103,000)
                                     =========   ======   =========   ======   ===========   =========    ===========

                                                        TOTAL
                                                    STOCKHOLDERS'
                                     ACCUMULATED       EQUITY
                                       DEFICIT        (DEFICIT)
                                     ------------   -------------
Balance at December 31, 1995.......  $ (6,400,000)   $(2,420,000)
Issuance of Common Stock...........            --         48,000
Net loss...........................    (1,897,000)    (1,897,000)
                                     ------------    -----------
Balance at December 31, 1996.......    (8,297,000)    (4,269,000)
Issuance of Common Stock...........            --         21,000
Net loss...........................    (1,011,000)    (1,011,000)
                                     ------------    -----------
Balance at December 31, 1997.......    (9,308,000)    (5,259,000)
Issuance of Common Stock...........            --        297,000
Conversion of Common Stock into
 Series D Preferred Stock..........            --             --
Conversion of Series A, B and C
 Preferred Stock to Series D
 Preferred Stock...................            --             --
Issuance of Series D
 Preferred Stock...................            --      6,598,000
Unearned stock-based
 compensation......................            --             --
Amortization of unearned stock-
 based compensation................                    1,173,000
Net loss...........................    (1,910,000)    (1,910,000)
                                     ------------    -----------
Balance at December 31, 1998.......   (11,218,000)       899,000
Issuance of Common Stock...........            --         56,000
Common Stock issued for notes
 receivable from officers..........            --             --
Unearned stock-based
 compensation......................            --             --
Amortization of unearned stock-
 based compensation................            --      1,464,000
Net loss...........................    (1,452,000)    (1,452,000)
                                     ------------    -----------
Balance at September 30, 1999......  $(12,670,000)   $   967,000
                                     ============    ===========

   The accompanying notes are an integral part of these financial statements.

                                LANDACORP, INC.

                            STATEMENT OF CASH FLOWS

                                                                                                     NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                       ---------------------------------------   -------------------------
                                                          1996          1997          1998          1998          1999
                                                       -----------   -----------   -----------   -----------   -----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $(1,897,000)  $(1,011,000)  $(1,910,000)  $ (352,000)   $(1,452,000)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization....................       81,000       162,000       239,000      167,000        270,000
    Provision for doubtful accounts..................       46,000        24,000       100,000      100,000         28,000
    Amortization of unearned stock-based
      compensation...................................           --            --     1,173,000           --      1,464,000
    Stock issued at discount for services rendered...           --            --            --           --         48,000
    Changes in assets and liabilities:
      Accounts receivable............................     (919,000)      529,000    (1,111,000)  (1,589,000)      (595,000)
      Other current assets...........................      (51,000)       17,000       (73,000)     (40,000)        (9,000)
      Accounts payable...............................      188,000        59,000      (296,000)    (263,000)       158,000
      Accrued expenses...............................      375,000       251,000      (225,000)    (290,000)       443,000
      Deferred revenue...............................    1,633,000      (228,000)      211,000      238,000         80,000
      Accrued interest -- related party..............      185,000       180,000      (495,000)    (495,000)            --
                                                       -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) operating
          activities.................................     (359,000)      (17,000)   (2,387,000)  (2,524,000)       435,000
                                                       -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment, net...........     (112,000)     (167,000)     (321,000)    (203,000)      (578,000)
  Capitalized software development costs.............      (49,000)      (68,000)      (76,000)     (58,000)       (58,000)
                                                       -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities........     (161,000)     (235,000)     (397,000)    (261,000)      (636,000)
                                                       -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Bank borrowings, net...............................      128,000        35,000            --           --        255,000
  Proceeds from stockholder notes payable............      510,000       382,000       100,000      100,000             --
  Payments on stockholder notes payable..............     (220,000)      (23,000)   (2,032,000)  (2,032,000)            --
  Proceeds from Common Stock issuances...............       21,000            --         8,000        8,000          8,000
  Proceeds from Preferred Stock issuances............           --            --     6,598,000    6,598,000             --
                                                       -----------   -----------   -----------   -----------   -----------
        Net cash provided by financing activities....      439,000       394,000     4,674,000    4,674,000        263,000
                                                       -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents.....      (81,000)      142,000     1,890,000    1,889,000         62,000
Cash and cash equivalents, beginning of period.......       81,000            --       142,000      142,000      2,032,000
                                                       -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period.............  $        --   $   142,000   $ 2,032,000   $2,031,000    $ 2,094,000
                                                       ===========   ===========   ===========   ===========   ===========
Supplemental cash flow information:
  Cash paid for interest.............................  $     1,000   $    21,000   $   526,000   $  526,000    $     4,000
                                                       ===========   ===========   ===========   ===========   ===========
  Cash paid for income taxes.........................  $     1,000   $     1,000   $     1,000   $       --    $     1,000
                                                       ===========   ===========   ===========   ===========   ===========
Supplemental non-cash financing activities:
  Bank borrowing transferred to stockholder..........  $        --   $        --   $   163,000   $  163,000    $        --
                                                       ===========   ===========   ===========   ===========   ===========
  Stockholder notes payable converted
    into Common Stock................................  $    27,000   $    21,000   $   289,000   $  289,000    $        --
                                                       ===========   ===========   ===========   ===========   ===========
  Series A, B and C Preferred Stock converted into
    Series D Preferred Stock.........................  $        --   $        --   $ 1,291,000   $1,291,000    $        --
                                                       ===========   ===========   ===========   ===========   ===========
  Common Stock converted into
  Series D Preferred Stock...........................  $        --   $        --   $    22,000   $   22,000    $        --
                                                       ===========   ===========   ===========   ===========   ===========
  Common Stock issued for notes receivable from
    officers.........................................  $        --   $        --   $        --   $       --    $   189,000
                                                       ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                LANDACORP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

        Landacorp, Inc. (the Company), was established in 1982 for the purpose of developing health care quality and resource management systems that target cost containment and quality improvement for hospitals and managed care organizations. The Company maintains offices in Chico, California and Atlanta, Georgia and derives all of its revenues from customers in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rounding

        Dollar amounts, except per share data, in the financial statements are rounded to the closest $1,000.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

        The Company derives revenues from the installation and licensing of health care quality and resource management software systems, sales of third party software applications as part of system implementations and from the delivery of post-contract customer support, training and consulting services.

        As the Company provides significant production, modification and/or customization of the software installed, system sales revenues, including training and consulting services essential to the software system, and the associated costs are recognized using the percentage-of-completion method, using labor hours incurred relative to total estimated contract hours as the measure of progress towards completion. When the current estimates of total contract revenue and contract cost indicate a loss, the Company records a provision for the estimated loss on the contract. The allowance for contract losses totaled $100,000 at December 31, 1997 and 1998 and $120,000 at September 30, 1999. Sales
of software products of other vendors are recognized upon installation. Support services included in the initial licensing agreement and annual support service renewal contracts are deferred and are recognized ratably over the support period. Revenues from training and consulting not considered essential to the functionality of the software system are recognized when the Company has delivered the services in accordance with the terms of the service agreements or have no future performance obligations. Amounts billed in advance of revenue recognition are recorded as deferred revenue.

        In future periods, the Company plans to introduce a new subscription-based fee structure to payer organizations that would provide for implementation services at a fixed hourly rate and licensing of the installed system and post-contract customer support through a monthly subscription fee based upon the number of members maintained by the payer organization. In connection with such future arrangements, if any, that conform to the new licensing structure, the Company will recognize the fair value of the implementation services as such services are delivered and will recognize license and post-contract customer support fees on a monthly basis at the subscription rate.

        The Company has not experienced any material product returns to date. Accordingly, no provision for future product returns has been made.

                                LANDACORP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Concentration of credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company's revenues are derived from software licensing and service transactions with customers in the United States. The Company performs ongoing credit evaluations of its customers and maintains an allowance for probable credit losses based upon its historical experience.

        At December 31, 1997, two customers accounted for 32% and 15% of gross accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, respectively. At December 31, 1998, three customers accounted for 12%, 11% and 10% of gross accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, respectively. At September, 1999, one customer accounted for 41% of gross accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

        During the year ended December 31, 1998, one customer accounted for 10% of total revenues. During the nine month period ended September 30, 1999, two customers accounted for 18% and 13% of total revenues, respectively. No individual customer accounted for 10% or more of total revenues during the years ended December 31, 1996 and 1997.

Cash and cash equivalents

        Cash equivalents include highly liquid investments with maturities of three months or less when purchased.

Property and equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset, generally three to five years, or the lease term, if shorter.

Impairment of long-lived assets

        The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows available to such assets.

Software development costs

        In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes certain software development costs from the date the technological feasibility of the product is established, using the working model approach, through the date the product is available for general release to customers. Capitalized costs are amortized on a product-by-product basis, based on the greater amount computed by using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) straight-line amortization over the estimated product life. The Company evaluates the estimated net realizable value of capitalized costs relating to each software product on a quarterly basis and records write-downs to net realizable value for any amounts for which the net book value is in

                                LANDACORP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) excess of net realizable value. Net realizable value is determined based upon the estimated future gross revenues from each product reduced by the estimated future costs of completing and disposing of that product. No write-downs of software development costs occurred during the years ended December 31, 1996, 1997 and 1998, or the nine month periods ended September 30, 1998 (unaudited) and 1999, respectively.

Research and development

        Research and development costs include expenses incurred by the Company to develop and enhance its software products and are expensed as incurred.

Stock-based compensation


        The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The Company utilizes the multiple option approach to account for all unearned stock-based compensation.



        The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123.


Advertising expense

        Advertising costs are expensed as incurred and totaled $42,000, $183,000 and $152,000 during the years ended December 31, 1996, 1997 and 1998, respectively, and $118,000 (unaudited) and $98,000 during the nine months ended September 30, 1998 and 1999, respectively.

Income taxes

        Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Pro forma stockholder's equity (unaudited)


        Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series D Preferred Stock will automatically convert into 6,800,000 shares of Common Stock. Additionally, the holders of warrants to purchase 350,000 shares of common stock (see Note 7) have committed to a cashless exercise of the warrants concurrent with the closing of the Company's planned initial public offering, resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share. The pro forma effects of the conversion and the cashless exercise of warrants are unaudited and have been reflected in the accompanying pro forma balance sheet at September 30, 1999.

                                LANDACORP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Net loss per share

        Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of outstanding common shares subject to repurchase by the company, the incremental number of common shares issuable upon conversion of Preferred Stock (using the if-converted method) and common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive. Net loss per share computations are in accordance with SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98.

        The weighted average potential common shares excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                                               NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                       ----------------------------------   ------------------------
                                         1996        1997         1998         1998          1999
                                       ---------   ---------    ---------   -----------   ----------
                                                                            (UNAUDITED)
Preferred Stock......................    606,000     606,000    5,782,000    5,724,000     6,800,000
Common Stock subject to repurchase...         --          --           --           --     1,345,000
Common Stock options.................    576,000     818,000      941,000      627,000     1,519,000
Common Stock warrants................         --          --      292,000      272,000       350,000
                                       ---------   ---------    ---------    ---------    ----------
                                       1,182,000   1,424,000    7,015,000    6,623,000    10,014,000
                                       =========   =========    =========    =========    ==========

Pro forma net loss per share (Unaudited)


        Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding and the pro forma effects of the cashless exercise of outstanding warrants to purchase 350,000 shares of common stock resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share, and the automatic conversion of the Company's outstanding Preferred Stock into shares of the Common Stock, effective upon closing of the initial public offering as if such conversion and exercise of warrants occurred January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and potential common shares outstanding. Pro forma potential shares of Common Stock consist of Common Stock subject to repurchase and stock options and warrants (using the treasury stock method). Pro forma potential shares of Common Stock have been excluded from the computation as their effect is antidilutive.


Fair value of financial information

        The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments.

                                LANDACORP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Segment information

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location, and reports one measure of profitability to the chief operating decision maker. During the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1999, the Company operated in a single business segment; licensing, installing and supporting computer software to customers located in the United States.

Comprehensive income

        Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions other than its reported net losses, that are required to be reported in comprehensive income.


Interim financial information (Unaudited)


        The accompanying interim financial statements for the nine months ended September 30, 1998 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1998. The financial data and other information disclosed in these notes to financial statements related to this period is unaudited.

Reclassifications

        Certain prior year balances have been reclassified to conform to current year presentation.

Recent accounting pronouncements

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company has adopted the provisions of SOP 98-1 in its fiscal year beginning January 1, 1999, and the effects of adoption did not to have a material effect on the Company's financial statements.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date

                                LANDACORP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have a material effect impact on the Company's financial statements.

        In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SoP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP No. 98-4 "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had, and the adoption of SoP 98-4 and SoP 98-9 are not expected to have, a material effect on the Company's financial statements.

                                LANDACORP, INC.

3. BALANCE SHEET COMPONENTS

        The components of certain balance sheet captions are as follows:

                                                           December 31,
                                                     ------------------------    September 30,
                                                        1997          1998           1999
                                                     ----------    ----------    -------------
Accounts receivable and costs and estimated
  earnings in excess of billings on uncompleted
  contracts, net:
     Accounts receivable...........................  $  727,000    $1,291,000     $1,893,000
     Costs and estimated earnings in excess of
       billings on uncompleted contracts...........          --       547,000        540,000
     Less: Allowance for doubtful accounts.........     (87,000)      (87,000)       (95,000)
     Less: Allowance for contract losses...........          --      (100,000)      (120,000)
                                                     ----------    ----------     ----------
                                                     $  640,000    $1,651,000     $2,218,000
                                                     ==========    ==========     ==========
Other current assets:
     Prepaid license fees..........................  $   79,000    $   85,000     $   56,000
     Prepaid expenses and other....................      34,000       101,000        139,000
                                                     ----------    ----------     ----------
                                                     $  113,000    $  186,000     $  195,000
                                                     ==========    ==========     ==========
Property and equipment, net:
     Computer equipment............................  $  631,000    $  870,000     $1,282,000
     Furniture and fixtures........................     131,000       140,000        188,000
     Leasehold improvements........................      43,000        48,000        160,000
                                                     ----------    ----------     ----------
                                                        805,000     1,058,000      1,630,000
     Less: accumulated depreciation................    (618,000)     (706,000)      (891,000)
                                                     ----------    ----------     ----------
                                                     $  187,000    $  352,000     $  739,000
                                                     ==========    ==========     ==========
Capitalized software, net:
     Capitalized software..........................  $  208,000    $  284,000     $  342,000
     Less: accumulated amortization................    (109,000)     (192,000)      (271,000)
                                                     ----------    ----------     ----------
                                                     $   99,000    $   92,000     $   71,000
                                                     ==========    ==========     ==========
Accrued expenses:
     Payroll related...............................  $  849,000    $  733,000     $1,112,000
     Allowance for contract losses.................     100,000            --             --
     Other.........................................     109,000       100,000        164,000
                                                     ----------    ----------     ----------
                                                     $1,058,000    $  833,000     $1,276,000
                                                     ==========    ==========     ==========
Deferred revenue and billings in excess of costs
  and estimated earnings on uncompleted contracts:
     Billings in excess of costs and estimated
       earnings on uncompleted contracts...........  $1,518,000    $1,235,000     $  977,000
     Deferred support revenue......................     702,000     1,167,000      1,472,000
     Other deferred revenue........................      25,000        54,000         87,000
                                                     ----------    ----------     ----------
                                                     $2,245,000    $2,456,000     $2,536,000
                                                     ==========    ==========     ==========

                                LANDACORP, INC.

4. RELATED PARTY TRANSACTIONS

        At December 31, 1996 and 1997, the Company had notes payable to certain stockholders totaling $1,720,000 and $2,221,000, respectively, which, accrued interest at an annual rate of 12%. Interest expense recognized on stockholder notes totaled $185,000, $180,000 and $31,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and $31,000 (unaudited) for the nine months ended September 30, 1998. In March 1998, these stockholder notes payable and related accrued interest totaling $2,558,000 were repaid using proceeds from the Series D Preferred Stock issuance (See Note 7).

        During the year ended December 31, 1996, a stockholder converted notes payable totaling $27,000 as payment for the exercise of 13,000 vested options. During the year ended December 31, 1997, stockholders converted notes payable totaling $21,000 as payment for the exercise of 10,000 vested options. During the year ended December 31, 1998, stockholders converted notes payable totaling $289,000 as payment for the exercise of 91,000 vested options.

        In 1997, the Company maintained an operating line of credit with a bank which was guaranteed by a stockholder (the guarantor). The line of credit expired on December 31, 1997, and the outstanding balance of $163,000 was repaid by the guarantor in exchange for a note payable from the Company. The Company repaid the note to the guarantor in March 1998.

        At September 30, 1999, the Company held full recourse notes receivable from officers related to their purchases of Common Stock in the amount of $189,000. The notes accrue interest at 6% per annum, are secured by all shares of the Company's Common Stock purchased by these individuals and are due and payable in 2006 or immediately in the event of termination.

5. INCOME TAXES

        No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 (unaudited) and 1999, as the Company has incurred net operating losses and has no carryback potential.

        At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $6,309,000 and $1,442,000, respectively, available to reduce future taxable income. At September 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $6,487,000 and $1,531,000, respectively, available to reduce future taxable income. Utilization of such carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50 percent over a three-year period and expire at varying amounts during the period from 1999 through 2013. The Company believes that there were cumulative changes of ownership of greater than 50 percent in February 1998. Accordingly, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited. The amount of the limitation has not yet been calculated. The Company's planned initial public offering is not expected to generate another 50 percent ownership change.

                                LANDACORP, INC.

5. INCOME TAXES (CONTINUED)
        Net deferred tax assets are composed of the following:

                                                     DECEMBER 31,
                                               -------------------------   SEPTEMBER 30,
                                                  1997          1998           1999
                                               -----------   -----------   -------------
Net operating loss carryforward..............  $ 1,716,000   $ 2,228,000    $ 2,294,000
Depreciation and amortization................      810,000       629,000        438,000
Research and development credits.............      115,000       210,000        279,000
Allowance for doubtful accounts..............       35,000        35,000         38,000
Allowance for contract losses................       40,000        40,000         48,000
Other........................................      122,000        40,000        122,000
                                               -----------   -----------    -----------
Gross deferred tax assets....................    2,838,000     3,182,000      3,219,000
Less: Valuation allowance....................   (2,838,000)   (3,182,000)    (3,219,000)
                                               -----------   -----------    -----------
Net deferred tax assets......................  $        --   $        --    $        --
                                               ===========   ===========    ===========

        Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

6. COMMITMENTS AND CONTINGENCIES


Operating leases


        The Company leases its facilities and certain equipment under noncancelable operating leases which expire at various times through 2004. Future minimum lease payments at December 31, 1998 are as follows:

                        YEAR ENDING                             RENTAL
                        DECEMBER 31,                           AMOUNTS
                        ------------                          ----------
1999........................................................  $  234,000
2000........................................................     258,000
2001........................................................     218,000
2002........................................................     167,000
2003........................................................     142,000
Thereafter..................................................     136,000
                                                              ----------
                                                              $1,155,000
                                                              ==========

        Rent expense under noncancelable operating leases totaled $218,000, $208,000 and $139,000 for the years ended December 31, 1996, 1997 and 1998, respectively and $118,530 (unaudited) and $187,459 for the nine months ended September 30, 1998 and 1999, respectively.

Line of credit agreement

        In February 1999, the Company obtained a line of credit that allows maximum borrowings of $2 million. The Company is allowed to designate up to $300,000 of the maximum borrowings as a term note to finance equipment purchases. Advances on the line of credit are collateralized by all tangible and intangible personal property of the Company, accrue interest at prime and are due in March 2000. At September 30, 1999, the Company had no outstanding borrowings under the line of credit agreement and $255,000 on the term note. The interest rate for borrowings under the term

                                LANDACORP, INC.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
note is the Bank's prime rate plus 1%, 8.75% at September 30, 1999. There are various restrictive covenants under the line of credit and term note, one of which the Company was not in compliance with at September 30, 1999. In January 2000, the Company obtained waivers for all financial covenants for the period beginning September 30, 1999 through March 31, 2000, the expiration date of the line of credit and term note.

Shareholder bonus

        In February 1998, the Company entered into an agreement with a shareholder whereby the Company would pay a bonus of $335,000 to the shareholder upon the successful completion of an initial public offering. Such amount will be accrued and recorded as an operating expense in the period the initial public offering is completed.

7. STOCKHOLDERS' EQUITY

        As of December 31, 1998, the Company's Articles of Incorporation authorized the Company to issue 15,000,000 shares of no par value Common Stock, and 41,000, 115,000, 450,000 and 6,800,000 shares of $0.001 par value Series A,
B, C and D Preferred Stock, respectively.

Preferred Stock

        Preferred Stock consists of the following:

                                       SHARES ISSUED AND OUTSTANDING         DECEMBER 31, 1998          SEPTEMBER 30, 1999
                                    -----------------------------------   ------------------------   ------------------------
                                       DECEMBER 31,
                         SHARES     -------------------   SEPTEMBER 30,     GROSS      LIQUIDATION     GROSS      LIQUIDATION
                       AUTHORIZED    1997       1998          1999         PROCEEDS      AMOUNT       PROCEEDS      AMOUNT
                       ----------   -------   ---------   -------------   ----------   -----------   ----------   -----------
Series A.............     41,000     41,000          --            --     $       --   $       --    $       --   $       --
Series B.............    115,000    115,000          --            --             --           --            --           --
Series C.............    450,000    450,000          --            --             --           --            --           --
Series D.............  6,800,000         --   6,800,000     6,800,000      8,513,000    8,160,000     8,513,000    8,160,000
Undesignated.........    594,000         --          --            --             --           --            --           --
                       ---------    -------   ---------     ---------     ----------   ----------    ----------   ----------
                       8,000,000    606,000   6,800,000     6,800,000     $8,513,000   $8,160,000    $8,513,000   $8,160,000
                       =========    =======   =========     =========     ==========   ==========    ==========   ==========

Recapitalization

        At December 31, 1997, the Company had 41,000, 115,000 and 450,000
outstanding shares of Series A, B and C Preferred Stock, respectively. In February 1998, the Company's Articles of Incorporation were amended to authorize the Company to issue 6,800,000 shares of Series D Preferred Stock. Immediately following the authorization, all 41,000 shares of Series A Preferred Stock were converted into Series D Preferred Stock on a one-for-one basis. All shares of Series B and Series C Preferred Stock were converted into 1,122,000 shares of Series D Preferred Stock using a conversion ratio of 1.9833 shares of Series D Preferred Stock issued for each share of Series B and Series C Preferred Stock converted.

        Additionally, certain stockholders converted 178,000 shares of Common Stock into 18,000 shares of Series D Preferred Stock using a conversion ratio of approximately .10 shares of Series D Preferred Stock issued for each share of Common Stock converted.

        Following the above conversions, in February 1998, the holders of the converted Series D Preferred Stock sold all of their shares to new investors for approximately $1.20 per share in accordance with an agreement between the Company and its stockholders. In addition, the

                                LANDACORP, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
Company issued 5,619,000 shares of Series D Preferred Stock to new investors for approximately $1.20 per share. Offering costs of $145,000 were recorded as an offset to the gross proceeds from the sale of Series D Preferred Stock.

Voting

        Each share of Series D Preferred Stock has voting rights equal to one share of Common Stock into which it is convertible and votes together as one class with the Common Stock.

Dividends

        Holders of Series A Preferred Stock were entitled to receive noncumulative dividends at a rate of 10 percent per year, when and if declared by the Company's Board of Directors. Holders of Series B and C Preferred Stock were entitled to receive cumulative dividends at a rate of 3 percent per year, when and if declared by the Company's Board of Directors. Cumulative dividends were to be paid before any dividends could be declared or paid on any other class of stock. No dividends were declared by the Board of Directors on the Series A, B and C Preferred Stock.

        Holders of Series D Preferred Stock are entitled to receive noncumulative dividends at a rate of 10 percent per year, when and if declared by the Company's Board of Directors. The holders of Series D Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Series D Preferred Stock or Common Stock have been declared by the Company's Board of Directors.

Liquidation

        In the event of the liquidation, dissolution or winding up of the Company, including merger, consolidation, reorganization, sale of voting control or sale of substantially all of the assets of the Company in which the stockholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation, the holders of Series D Preferred Stock are entitled to receive a sum equal to the original issue price of the stock plus all declared and unpaid dividends. The remaining assets, if any, shall be distributed ratably among the holders of Common Stock and Series D Preferred Stock on an as-if-converted to Common Stock basis. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Series D Preferred Stock.

Conversion

        Each share of Series D Preferred Stock is convertible at the option of the holder into shares of Common Stock by multiplying the appropriate conversion rate in effect by the number of Series D Preferred Stock being converted. The conversion rate is the quotient obtained by dividing the Original Issue Price by the conversion price (which is initially the respective Original Issue Price, until it is adjusted). Additionally, each share of Series D Preferred Stock shall automatically be converted upon (i) an initial public offering of the Company equal to or exceeding $6.00 per share with aggregate proceeds not less than $15,000,000, or (ii) the written consent of at least sixty six and two-thirds (66 2/3) percent of the Series D Preferred Stock holders then outstanding. At December 31, 1998 and September 30, 1999, the conversion rate was one to one and is not expected to change prior to the Company's Initial Public Offering.

                                LANDACORP, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
Common Stock warrants


        In conjunction with the Series D Preferred Stock issuance, the Company issued warrants to two stockholders for the rights to purchase 100,000 and 250,000 shares, respectively, of Common Stock at a price of $1.20 per share. The warrants were fully vested and exercisable on the date of grant and expire on the earlier of February 2003, or the closing of an initial public offering by the Company. These warrants were accounted for in accordance with SFAS No. 123, and the fair value of warrants, determined using the Black-Scholes option pricing model, was immaterial on the date of issuance.


Restricted Common Stock

        In March and May 1999, certain officers exercised, in exchange for full recourse notes payable to the Company, stock options to purchase 1,572,284 shares of the Company's Common Stock at a price of $0.12 per share (See Note 4). Under the terms of the stock purchase agreements, the Company has the right to repurchase the unvested shares of Common Stock at the original issue price in the event the officers cease to be employees of the Company. The repurchase rights lapse ratably over 48 months from the original grant date of the options. At September 30, 1999, 1,076,187 shares of Common Stock were subject to repurchase rights.

8. STOCK OPTION PLANS


        The Company has two stock option plans, the 1995 Stock Option Plan (1995
Plan) and the 1998 Equity Incentive Plan (1998 Plan), which provide for the granting of incentive stock option awards to employees of the Company. Under the two plans, options must be issued at prices not less than 100 percent of the estimated fair value of the stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the 1995 Plan vest in 25 percent increments 9, 15, 21 and 27 months after the date of grant. Options granted to employees under the 1998 Plan vest at a rate of 20 percent per year over five years from the grant date. Options granted to officers and directors under the 1998 Plan vest over periods determined by the Board of Directors. Options granted in 1998 to officers and directors were immediately exercisable. As discussed in Note 7, the immediately exercisable options to purchase 1,572,284 shares of the Company's Common Stock granted in 1998 were exercised by certain officers during 1999 and are subject to repurchase by the Company. In July 1999, certain directors of the Company were granted options to purchase 50,000 shares of the Company's Common Stock. These options were immediately exercisable and are also subject to the same restriction described in Note 7.

                                LANDACORP, INC.

8. STOCK OPTION PLANS (CONTINUED)
        The following table summarizes the status of the Company's stock option plans as of and for the years ended December 31, 1996, 1997 and 1998 and as of and for the nine months ended September 30, 1999:


                                             YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------                  NINE MONTHS ENDED
                                     1996                   1997                    1998              SEPTEMBER 30, 1999
                             --------------------   --------------------   ----------------------   -----------------------
                                        WEIGHTED-              WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                         AVERAGE                AVERAGE                  AVERAGE                   AVERAGE
                                        EXERCISE               EXERCISE                 EXERCISE                  EXERCISE
                              SHARES      PRICE      SHARES      PRICE       SHARES       PRICE       SHARES        PRICE
                             --------   ---------   --------   ---------   ----------   ---------   -----------   ---------
Outstanding at beginning of
  year.....................   487,048     $3.23      609,048     $2.85        900,298     $2.54       2,253,947     $0.71
    Granted above
      fair value...........   164,000      1.94      379,500      1.95             --        --              --        --
    Granted below
      fair value...........        --        --           --        --      1,750,349      0.12         280,100      0.95
    Exercised..............   (24,000)     3.75      (10,000)     2.09        (95,000)     3.13      (1,572,284)     0.12
    Forfeited..............   (18,000)     1.90      (78,250)     2.13         (6,700)     1.90          (9,600)     0.13
    Expired................        --        --           --        --       (295,000)     1.99         (70,848)     8.00
                             --------               --------               ----------               -----------
Outstanding at
  period end...............   609,048      2.85      900,298      2.54      2,253,947      0.71         881,315      1.26
                             --------               --------               ----------               -----------
Options exercisable
  at period end............   427,798      3.23      602,298      2.84      2,005,132      0.72         516,315      1.70
                             --------               --------               ----------               -----------
Weighted-average
  fair value of options
  granted below fair value
  during the period........               $  --                  $  --                    $2.40                     $5.85



        As of December 31, 1998 and September 30, 1999, 588,802 and 389,150
shares of Common Stock were reserved for future issuance, respectively.


        The following table summarizes information about stock options outstanding at December 31, 1998:

                         WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE
            NUMBER OF       REMAINING        NUMBER OF       REMAINING
EXERCISE     SHARES      CONTRACTUAL LIFE     SHARES      CONTRACTUAL LIFE
 PRICES    OUTSTANDING       IN YEARS       EXERCISABLE       IN YEARS
--------   -----------   ----------------   -----------   ----------------
 $0.12      1,750,349          9.8           1,572,284          9.8
  1.90        432,750          5.9             362,000          5.9
  8.00         70,848          0.3              70,848          0.3
            ---------          ---           ---------          ---
            2,253,947          8.8           2,005,132          8.8
            =========                        =========

                                LANDACORP, INC.

8. STOCK OPTION PLANS (CONTINUED)
        The following table summarizes information about stock options outstanding at September 30, 1999:


                         WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE
            NUMBER OF       REMAINING        NUMBER OF       REMAINING
EXERCISE     SHARES      CONTRACTUAL LIFE     SHARES      CONTRACTUAL LIFE
 PRICES    OUTSTANDING       IN YEARS       EXERCISABLE       IN YEARS
--------   -----------   ----------------   -----------   ----------------
 $0.12       168,565           9.1             33,565           9.1
  0.50        28,000           9.8                 --            --
  1.00       252,000           9.8             50,000           9.8
  1.90       432,750           5.3            432,750           5.3
             -------           ---            -------           ---
             881,315           7.4            516,315           5.9
             =======                          =======


Fair value disclosures

        The Company calculated the fair value of each option on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                            Nine Months
                       Year Ended December 31,          Ended September 30,
                       ------------------------      --------------------------
                       1996      1997      1998         1998           1999
                       ----      ----      ----      -----------    -----------
                                                     (unaudited)
Risk-free interest
  rates..............  6.3%      6.3%      5.8%          4.1%           5.7%
Expected lives (in
  years).............  5.0       5.0       5.0           5.0            5.0
Dividend yield.......  0.0%      0.0%      0.0%          0.0%           0.0%
Expected volatility..  0.1%      0.1%      0.1%          0.1%           0.1%

        Had compensation cost for the Company's stock-based compensation plans been determined based on the minimum value method prescribed by SFAS No. 123, the Company's net pro forma loss would have been as follows:


                                                                                    Nine Months
                                           Year Ended December 31,              Ended September 30,
                                   ---------------------------------------   -------------------------
                                      1996          1997          1998          1998          1999
                                   -----------   -----------   -----------   -----------   -----------
                                                                             (unaudited)
Net loss:
  As reported....................  $(1,897,000)  $(1,011,000)  $(1,910,000)   $(352,000)   $(1,452,000)
  Pro forma......................   (1,897,000)   (1,011,000)   (1,912,000)    (358,000)    (1,470,000)
Basic and diluted net loss per
  share:
  As reported....................  $     (1.74)  $     (0.91)  $     (1.84)   $   (0.34)   $     (1.15)
  Pro forma......................        (1.74)        (0.91)        (1.84)       (0.34)         (1.16)


        Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described above and because additional option grants are expected to be made each year, the above

                                LANDACORP, INC.

8. STOCK OPTION PLANS (CONTINUED)
pro forma disclosures are not representative of the pro forma effect of option grants on reported net loss for future years.

Unearned stock-based compensation


        In connection with certain stock option grants and common stock issuances during the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company recognized unearned compensation totaling $4,166,000 and $1,574,000, respectively, which is being amortized over the vesting period or as the Company's repurchase rights lapse (see Note 7), as applicable, using the multiple option approach prescribed by SFAS No. 123. Amortization expense recognized during the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, totaled $1,173,000, $0 (unaudited) and $1,464,000, respectively. Additionally compensation expense of $48,000 was recorded in the period ended September 30, 1999 for stock sold at a discount to a third party consultant for services provided, and is included in general and administrative expense.


9. EMPLOYEE BENEFIT PLAN

        All full-time employees who are at least 21 years old and have completed 90 days of service are eligible to participate in the Company's 401(k) Profit Sharing Plan. Participants may elect to contribute up to 15% of their taxable compensation or of the statutorily prescribed limit, whichever is lower, to the Plan. The Company contributes matching funds of up to 25% of employee contributions, subject to a cap of $900 per employee. The Company's contributions totaled $10,000, $11,000 and $18,000 during the years ended December 31, 1996, 1997 1998, respectively and $13,0000 (unaudited) and $25,000 during the nine months ended September 30, 1998 and 1999, respectively.

10.  SUBSEQUENT EVENTS

Reincorporation

        In December 1999, the Company reincorporated in the State of Delaware. As a result of the reincorporation, the Company changed its name from Landa Management Systems Corporation to Landacorp, Inc., and is authorized to issue 15,000,000 shares of $0.001 par value Common Stock and 8,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.


Asset acquisition



        On January 31, 2000, the Company acquired the net assets of Interactive Healthcare Division ("IHD") of High Technology Solutions, Inc. ("HTS"). The acquisition is being accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon preliminary valuations and other available information.



        Of the total purchase price of $1,268,000, the Company assumed liabilities of $18,000 and paid $250,000 at closing, with the remaining balance to be paid in four equal quarterly installments commencing April 2000. Of the purchase price of $1,250,000 plus $18,000 of assumed liabilities, approximately $63,000 has been allocated to property and equipment, and the remainder has been

                                LANDACORP, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

allocated to intangible assets, including intellectual property ($165,000), work force ($160,000), and goodwill ($880,000). The acquired intangible assets will be amortized over their estimated useful lives of twenty-four to thirty-six months.


Stock Purchase Plan

        In December 1999, the Company adopted an employee stock purchase plan. Under the plan, eligible employees may purchase common stock through payroll deductions of up to 15% of the participants compensation. The price per share is the lower of 85% of the market price at the beginning or end of the offering period. The plan provides for purchases by employees of up to an aggregate of 560,000 shares through 2009.

                                LANDACORP, INC.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION

                                    OVERVIEW


        On January 31, 2000, the Company acquired the net assets of Interactive Healthcare Division ("IHD") of High Technology Solutions, Inc. ("HTS"). The acquisition is being accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon preliminary valuations and other available information.



        Of the total purchase price of $1,268,000, the Company assumed liabilities of $18,000 and paid $250,000 at the closing, with the remaining balance to be paid in four equal quarterly installments commencing April 2000. Of the purchase price of $1,250,000 plus $18,000 of assumed liabilities, approximately $63,000 has been allocated to property and equipment, and the remainder has been allocated to intangible assets, including intellectual property ($165,000), work force ($160,000), and goodwill ($880,000). The acquired intangible assets will be amortized over their estimated useful lives of twenty-four to thirty-six months. Factors considered by the Company in determining estimated useful lives of the intangible assets include, service life expectancies of the workforce based on anticipated option vesting schedules and other compensation factors, effects of obsolescence on intellectual property, and effects of competition and other economic factors on goodwill.



        The unaudited pro forma condensed balance sheet gives effect to this acquisition as if it had occurred on September 30, 1999, by consolidating the balance sheet of IHD at November 26, 1999 with the balance sheet of Landacorp at September 30, 1999. The unaudited pro forma condensed statement of operations gives effect to this acquisition as if it had occurred on January 1, 1998, by consolidating the results of operations of IHD for the year ended November 27, 1998 with the results of operations of Landacorp for the year ended December 31, 1998 and the nine months ended November 26, 1999 for IHD, with the results of operations of Landacorp for the nine months ended September 30, 1999. Although IHD's results of operations for the three-month period ended February 26, 1999 have not been presented in the unaudited pro forma condensed statement of operations, IHD's results of operations during such period were materially consistent with that of the periods described above.


        The unaudited pro forma condensed statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

        The unaudited pro forma condensed financial information is based on the historical financial statements of the Company and IHD included elsewhere in this Prospectus, and other financial information not included in this Prospectus, and the estimates and assumptions set forth in the notes to the unaudited pro forma condensed financial statements.

        A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro form adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

                                LANDACORP, INC.

                       PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                    (AMOUNTS ROUNDED TO THE NEAREST $1,000)

                                                                        PRO FORMA
                                     LANDACORP         IHD             ADJUSTMENTS
                                   SEPTEMBER 30,   NOVEMBER 26,   ----------------------    PRO FORMA
                                       1999            1999          (A)         (B)         COMBINED
                                   -------------   ------------   ---------   ----------   ------------
                                                ASSETS
Current assets:
  Cash and cash equivalents......  $  2,094,000     $      --     $      --   $ (250,000)  $  1,844,000
  Accounts receivable and costs
    and estimated earnings in
    excess of billings on
    uncompleted contracts, net...     2,218,000       157,000      (157,000)          --      2,218,000
  Other current assets...........       195,000         6,000        (6,000)          --        195,000
                                   ------------     ---------     ---------   ----------   ------------
         Total current assets....     4,507,000       163,000      (163,000)    (250,000)     4,257,000
Property and equipment, net......       739,000        63,000            --           --        802,000
Capitalized software, net........        71,000            --            --           --         71,000
Other intangible assets..........            --       150,000      (150,000)   1,205,000      1,205,000
                                   ------------     ---------     ---------   ----------   ------------
                                   $  5,317,000     $ 376,000     $(313,000)  $  955,000   $  6,335,000
                                   ============     =========     =========   ==========   ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............  $    283,000     $   7,000     $  (7,000)  $       --   $    283,000
  Accrued expenses...............     1,276,000        23,000        (5,000)                  1,294,000
  Deferred revenue and billings
    in excess of costs and
    estimated earnings on
    uncompleted contracts........     2,536,000            --            --           --      2,536,000
  Note payable...................       255,000            --            --    1,000,000      1,255,000
  Intercompany payable...........            --       468,000      (468,000)                         --
                                   ------------     ---------     ---------   ----------   ------------
         Total current
           liabilities...........     4,350,000       498,000      (480,000)   1,000,000      5,368,000
                                   ------------     ---------     ---------   ----------   ------------
Stockholders' equity (deficit):
  Preferred Stock................         7,000            --            --           --          7,000
  Common Stock...................         3,000            --            --           --          3,000
  Additional paid-in capital.....    16,919,000            --            --           --     16,919,000
  Notes receivable from
    officers.....................      (189,000)           --            --           --       (189,000)
  Unearned stock-based
    compensation.................    (3,103,000)           --            --           --     (3,103,000)
  Accumulated deficit............   (12,670,000)     (122,000)      122,000           --    (12,670,000)
                                   ------------     ---------     ---------   ----------   ------------
         Total stockholders'
           equity (deficit)......       967,000      (122,000)      122,000           --        967,000
                                   ------------     ---------     ---------   ----------   ------------
                                   $  5,317,000     $ 376,000     $(358,000)  $1,000,000   $  6,335,000
                                   ============     =========     =========   ==========   ============

           See accompanying notes to Pro Forma Financial Information.

                                LANDACORP, INC.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
       (AMOUNTS ROUNDED TO THE NEAREST $1,000, EXCEPT PER SHARE AMOUNTS)

                                          YEAR ENDED DECEMBER 31, 1998
                            --------------------------------------------------------
                             LANDACORP          IHD
                                YEAR       TWELVE MONTHS
                               ENDED           ENDED
                            DECEMBER 31,   NOVEMBER 27,     PRO FORMA     PRO FORMA
                                1998           1998        ADJUSTMENTS    COMBINED
                            ------------   -------------   -----------   -----------
Revenues:
  System sales............  $ 4,967,000      $ 356,000      $      --    $ 5,323,000
  Support services........    1,250,000             --             --      1,250,000
                            -----------      ---------      ---------    -----------
        Total revenues....    6,217,000        356,000             --      6,573,000
                            -----------      ---------      ---------    -----------
Cost of revenues:
  System sales............    2,330,000        212,000             --      2,542,000
  Support services........      422,000             --             --        422,000
                            -----------      ---------      ---------    -----------
        Total cost of
          revenues........    2,752,000        212,000             --      2,964,000
                            -----------      ---------      ---------    -----------
Gross profit..............    3,465,000        144,000             --      3,609,000
                            -----------      ---------      ---------    -----------
Operating expenses:
  Research and
    development...........    1,410,000         10,000             --      1,420,000
  Selling, general and
    administrative........    4,040,000        212,000             --      4,252,000
  Amortization of
    intangible assets.....           --             --        429,000(c)     429,000
                            -----------      ---------      ---------    -----------
        Total operating
          expenses........    5,450,000        222,000        429,000      6,101,000
                            -----------      ---------      ---------    -----------
Loss from operations......   (1,985,000)       (78,000)      (429,000)    (2,492,000)
Interest and other income,
  net.....................      101,000             --             --        101,000
Interest and other
  expense.................      (26,000)       (48,000)            --        (74,000)
                            -----------      ---------      ---------    -----------
  Loss before income
    taxes.................   (1,910,000)      (126,000)      (429,000)    (2,465,000)
Income tax benefit........           --          8,000             --          8,000
                            -----------      ---------      ---------    -----------
Net loss..................  $(1,910,000)     $(118,000)     $(429,000)   $(2,457,000)
                            ===========      =========      =========    ===========
Pro forma net loss per
  share(d):
  Basic and diluted.......                                               $      (.35)
                                                                         ===========
Pro forma weighted average
  shares:
  Basic and diluted.......                                                 7,061,000

                                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                            --------------------------------------------------------
                              LANDACORP         IHD
                             NINE MONTHS    NINE MONTHS
                                ENDED          ENDED
                            SEPTEMBER 30,   NOVEMBER 26,    PRO FORMA     PRO FORMA
                                1999            1999       ADJUSTMENTS    COMBINED
                            -------------   ------------   -----------   -----------
Revenues:
  System sales............   $ 5,633,000     $ 404,000      $      --    $ 6,037,000
  Support services........     1,434,000            --             --      1,434,000
                             -----------     ---------      ---------    -----------
        Total revenues....     7,067,000       404,000             --      7,471,000
                             -----------     ---------      ---------    -----------
Cost of revenues:
  System sales............     2,223,000       282,000             --      2,505,000
  Support services........       440,000            --             --        440,000
                             -----------     ---------      ---------    -----------
        Total cost of
          revenues........     2,663,000       282,000             --      2,945,000
                             -----------     ---------      ---------    -----------
Gross profit..............     4,404,000       122,000             --      4,526,000
                             -----------     ---------      ---------    -----------
Operating expenses:
  Research and
    development...........     1,241,000        13,000             --      1,254,000
  Selling, general and
    administrative........     4,687,000       340,000             --      5,027,000
  Amortization of
    intangible assets.....            --            --        322,000(c)     322,000
                             -----------     ---------      ---------    -----------
        Total operating
          expenses........     5,928,000       353,000        322,000      6,603,000
                             -----------     ---------      ---------    -----------
Loss from operations......    (1,524,000)     (231,000)      (322,000)    (2,077,000)
Interest and other income,
  net.....................        76,000            --             --         76,000
Interest and other
  expense.................        (4,000)           --             --         (4,000)
                             -----------     ---------      ---------    -----------
  Loss before income
    taxes.................    (1,452,000)     (231,000)      (322,000)    (2,005,000)
Income tax benefit........            --            --             --             --
                             -----------     ---------      ---------    -----------
Net loss..................   $(1,452,000)    $(231,000)     $(322,000)   $(2,005,000)
                             ===========     =========      =========    ===========
Pro forma net loss per
  share(d):
  Basic and diluted.......                                               $      (.24)
                                                                         ===========
Pro forma weighted average
  shares:
  Basic and diluted.......                                                 8,362,000


           See accompanying notes to Pro Forma Financial Information.

                                LANDACORP, INC.

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

        The following adjustments were applied to the Company's historical financial statements and those of IHD to arrive at the pro forma condensed financial information. The pro forma adjustments are preliminary and based upon Company management's estimates and a preliminary valuation of the intangible assets acquired.

          (a) Reflects adjustments to eliminate assets, liabilities and equity that were not acquired by the Company.

          (b) The preliminary allocation of the purchase price, assuming the acquisition occurred on September 30, 1999, for pro forma purposes, is as follows:


Cash to be paid upon closing.............................  $  250,000
Notes payable............................................   1,000,000
Liabilities assumed......................................      18,000
                                                           ----------
          Total purchase price...........................  $1,268,000
                                                           ----------
Property and equipment...................................  $   63,000
Intangible assets:
  Intellectual property..................................     165,000
  Work force.............................................     160,000
  Goodwill...............................................     880,000
                                                           ----------
          Total purchase price allocation................  $1,268,000
                                                           ==========



          (c) To record amortization of: acquired intellectual property totaling $165,000 over the estimated period of benefit of twenty-four months, acquired work force totaling $160,000 over the estimated period of benefit of thirty-six months, and goodwill totaling $880,000 over the estimated period of benefit of thirty-six months.



          (d) Pro forma basic net loss per share for the year ended December 31, 1998 and the nine months ended September 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of 6,800,000 outstanding shares of Series D preferred stock, and the cashless exercise of the outstanding warrants to purchase 350,000 shares of the Company's common stock resulting in a net issuance of 303,333 shares of common stock assuming an initial public offering price of $9.00 per share, effective upon the closing of the initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Pro Forma potential shares of common stock consist of common stock subject to repurchase and stock options. At December 31, 1998 and September 30, 1999, 941,000 and 2,864,000 potential common shares, respectively, are excluded from the determination of diluted net loss per share as the effect of such shares on a weighted average basis is anti-dilutive.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
High Technology Solutions, Inc.

        We have audited the accompanying balance sheet of Interactive Healthcare Division of High Technology Solutions, Inc. (the "Company") as of August 27, 1999, and the related statement of operations, divisional equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Healthcare Division of High Technology Solutions, Inc. as of August 27, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Diego, California
December 15, 1999

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                                 BALANCE SHEET
                                AUGUST 27, 1999

                                     ASSETS

Current assets:
  Costs and profits greater than billings...................  $ 72,168
  Billed accounts receivable................................    60,750
  Other current assets......................................     3,460
                                                              --------
          Total current assets..............................   136,378
Property, plant and equipment...............................    78,088
Less accumulated depreciation...............................   (10,911)
                                                              --------
  Property, plant and equipment, net........................    67,177
Goodwill, net of accumulated amortization of $20,922........    60,404
Intangibles and other assets, net of accumulated
  amortization of $36,842...................................   112,398
                                                              --------
          Total assets......................................  $376,357
                                                              ========

                  LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable..........................................  $ 22,861
  Accrued expenses..........................................    14,341
  Accrued compensation and related expenses.................    23,034
  Intercompany obligations..................................   381,381
                                                              --------
          Total current liabilities.........................   441,617
Commitments and contingencies
Divisional equity...........................................   (65,260)
                                                              --------
          Total liabilities and divisional equity...........  $376,357
                                                              ========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                            STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 27, 1999

Net revenues................................................  $ 439,983
Cost of revenues............................................    307,571
                                                              ---------
Gross profit................................................    132,412
Expenses:
  Research and development..................................     57,791
  Selling, general and administrative.......................    383,387
                                                              ---------
                                                                441,178
                                                              ---------
Net loss....................................................  $(308,766)
                                                              =========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                         STATEMENT OF DIVISIONAL EQUITY

                                                                TOTAL
                                                              DIVISIONAL
                                                                EQUITY
                                                              ----------
Initial capitalization on September 1, 1998.................  $ 243,506
Net loss....................................................   (308,766)
                                                              ---------
Balance at August 27, 1999..................................  $ (65,260)
                                                              =========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 27, 1999

OPERATING ACTIVITIES
Net loss....................................................  $(308,766)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation and amortization.............................     68,675
  Changes in assets and liabilities, net of acquisitions:
     Billed accounts receivable.............................    (60,750)
     Cost and profit greater than billings, net.............    (72,168)
     Other current assets...................................     (1,740)
     Other assets...........................................     (2,140)
     Accounts payable.......................................     22,861
     Accrued expenses.......................................     14,341
     Accrued compensation and related expenses..............     15,984
                                                              ---------
Net cash used in operating activities.......................   (323,703)

INVESTING ACTIVITIES
Purchases of property, plant and equipment..................    (57,678)
                                                              ---------
Net cash used in investing activities.......................    (57,678)

FINANCING ACTIVITIES
Advances from High Technology Solutions, Inc................    381,381
                                                              ---------
Net cash provided by financing activities...................    381,381
                                                              ---------
Net change in cash..........................................         --
                                                              ---------
Ending cash balance.........................................  $      --
                                                              =========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 27, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Description of Business

        Interactive Healthcare Division (the "Company" or "IHD") is a division of High Technology Solutions, Inc. ("HTS"). On September 1, 1998 HTS acquired the assets of IHD (formerly MultiMedia Resources, Inc.) in a transaction accounted as a purchase. The excess of consideration given over the fair value of net assets acquired of $81,000 has been recorded as goodwill. The Company is located in Oregon and is a developer of internet web sites primarily for the healthcare information technology market.

Revenue Recognition

        Revenue on firm fixed price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to date to total estimated costs at completion. Provisions are made to recognize any losses on contracts when losses become evident.

Goodwill and Intangibles

        Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized over three years.

        Intangible and other assets consists primarily of intellectual property recorded when the Company was purchased by HTS. These assets are being amortized over the estimated useful lives of the relevant intangibles of four years.

        The Company assesses the recoverability of intangible assets by determining whether the amortization of the goodwill and other intangibles over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired businesses. The impairment of goodwill and other intangibles, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the assets, which range from three to seven years.

Income Taxes

        HTS files a consolidated federal income tax return which includes its eligible subsidiaries and divisions, including the Company. The provision for income taxes is computed assuming the Company filed a separate federal and state income tax returns. Since the Company had a loss for the year ended August 27, 1999 and there are no separate carryback provisions applicable, no benefit for its loss has been recorded. Any past or future tax benefit from the Company's loss will be realized by HTS.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                AUGUST 27, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED)
Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. To date, the Company has not identified any such indicators of impairment or recorded any impairment losses.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

        The Company's fiscal year is 52 or 53 weeks ending the Friday immediately prior to August 31.

2. PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at August 27, 1999:

Machinery and equipment.....................................  $ 67,781
Furniture and fixtures......................................     6,460
Purchased software..........................................     3,847
                                                              --------
                                                                78,088
Accumulated depreciation and amortization...................   (10,911)
                                                              --------
Property, plant and equipment, net..........................  $ 67,177
                                                              ========

3. INTERCOMPANY OBLIGATIONS

        The intercompany obligations included in the accompanying balance sheet represents non interest bearing advances from HTS to fund the Company's operations.

        HTS allocated to its various operations corporate charges for management and other services. No allocations were made to IHD since the amounts allocable were not significant.

4. EMPLOYEE BENEFIT PLAN

        HTS sponsors a defined contribution plan covering substantially all employees who are at least 21 years of age with one month of service. Employees may elect to contribute up to 15% of their annual salary, subject to federal limitations. Contributions by HTS are discretionary but will not exceed 6% of employee compensation and were $1,623 for the fiscal year ended August 27, 1999 relating to IHD.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                AUGUST 27, 1999

5. COMMITMENTS AND CONTINGENCIES

        The Company leases office equipment and conducts operations in leased facilities. The leases expire on various dates through March 2004. Under the terms of these noncancelable operating leases, the Company is required to pay all taxes, insurance and maintenance. Rental expense under the leases approximated $30,270 in fiscal year 1999.

        Future minimum lease payments under operating leases are as follows:

Fiscal year ending
  2000......................................................  $31,678
  2001......................................................    4,728
  2002......................................................    4,728
  2003......................................................    4,728
  2004......................................................    2,758
                                                              -------
Total minimum lease commitments.............................  $48,620
                                                              =======

6. RISKS AND UNCERTAINTIES

        During the fiscal year ended August 27, 1999, five customers accounted for 77% of net revenue with each of the five customers individually accounting for more than 10% of net revenue.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                            UNAUDITED BALANCE SHEET
                               NOVEMBER 26, 1999

                                ASSETS
Current assets:
  Costs and profits greater than billings...................  $ 138,083
  Billed accounts receivable................................     18,495
  Other current assets......................................      5,626
                                                              ---------
          Total current assets..............................    162,204
Property, plant and equipment...............................     78,088
Less accumulated depreciation...............................    (14,754)
                                                              ---------
     Property, plant and equipment, net.....................     63,334
Goodwill, net of accumulated amortization of $33,995........     47,331
Intangibles and other assets, net of accumulated
  amortization of $45,967...................................    103,206
                                                              ---------
          Total assets......................................  $ 376,075
                                                              =========

                   LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable..........................................  $   6,942
  Accrued expenses..........................................      5,180
  Accrued compensation and related expenses.................     18,030
  Intercompany obligations..................................    468,391
                                                              ---------
          Total current liabilities.........................    498,543
Commitments and contingencies
Divisional equity...........................................   (122,468)
                                                              ---------
          Total liabilities and divisional equity...........  $ 376,075
                                                              =========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                                   THREE MONTHS ENDED
                                                              ----------------------------
                                                              NOVEMBER 27,    NOVEMBER 26,
                                                                  1998            1999
                                                              ------------    ------------
Net revenues................................................    $ 74,212        $132,778
Cost of revenues............................................      55,379          88,556
                                                                --------        --------
Gross profit................................................      18,833          44,222
Expenses:
  Research and development..................................      10,247              --
  Selling, general and administrative.......................      65,797         101,430
                                                                --------        --------
                                                                  76,044         101,430
                                                                --------        --------
Net loss....................................................    $(57,211)       $(57,208)
                                                                ========        ========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                                              ----------------------------
                                                              NOVEMBER 27,    NOVEMBER 26,
                                                                  1998            1999
                                                              ------------    ------------
OPERATING ACTIVITIES
Net loss....................................................    $(57,211)       $(57,208)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation and amortization.............................      17,325          26,108
  Changes in assets and liabilities, net of acquisitions:
     Billed accounts receivable.............................     (17,025)         42,255
     Cost and profit greater than billings, net.............     (42,187)        (65,915)
     Other current assets...................................          --          (2,166)
     Other assets...........................................       1,720              --
     Accounts payable.......................................       1,450         (15,919)
     Accrued expenses.......................................          --          (9,161)
     Accrued compensation and related expenses..............       8,243          (5,004)
                                                                --------        --------
Net cash used in operating activities.......................     (87,685)        (87,010)
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................     (16,215)             --
                                                                --------        --------
Net cash used in investing activities.......................     (16,215)             --
FINANCING ACTIVITIES
Advances from High Technology Solutions, Inc................     103,900          87,010
                                                                --------        --------
Net cash provided by financing activities...................     103,900          87,010
                                                                --------        --------
Net change in cash..........................................          --              --
                                                                --------        --------
Ending cash balance.........................................    $     --        $     --
                                                                ========        ========

                            See accompanying notes.

                       INTERACTIVE HEALTHCARE DIVISION OF
                        HIGH TECHNOLOGY SOLUTIONS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

        The interim unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been omitted or condensed. In the opinion of management, all necessary adjustments have been made to provide a fair presentation. The operating results for the three months ended November 26, 1999, are not necessarily indicative of the results that may be expected for the year ending August 25, 2000. For further information, refer to the audited financial statements and footnotes included elsewhere herein.

INSIDE FRONT COVER PAGE HEADER:

Imagine... a healthcare industry where communication among decision-makers is actually timely, interactive and meaningful.


INSIDE SPREAD HEADER:

Make the right connections. Landacorp e-medical management solutions.


COPY HEADERS:

Landacorp.
Providing business-to-business solutions to enable e-medical management.

Landacorp provides comprehensive medical management and Internet-based solutions to healthcare payers and providers that:
o  Automate and streamline administrative, business and clinical processes;
o Enable secure, real-time interaction among various healthcare participants over the Internet; and
o Add functionality to our payer clients' Web sites to attract repeat visits by members.

Our solutions complement existing information systems and Internet-based products and services, enabling our customers to configure and adapt our solutions to fit their specific business and administrative processes, and clinical guidelines.

Our solutions help our clients:
o  Control the cost and improve the quality of healthcare delivery;
o  Develop their Internet healthcare initiatives; and
o  Improve their members' satisfaction and empowerment.


DESCRIPTION OF DIAGRAM:

The diagram illustrates the interactions between members and health plan, and providers and health plan on mock computer screens that would be available to members and providers using our e-maxMC medical management solution via Internet connection.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,500,000 SHARES

                                      LOGO

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   CHASE H&Q
                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                                    SG COWEN

        YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.
        NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION IF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.
        UNTIL                (25 DAYS AFTER THE DAY OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ NMS listing fee.


SEC Registration Fee........................................  $   11,190
NASD Filing Fee.............................................       4,500
Nasdaq National Market Listing Fee..........................      87,000
Printing Costs..............................................     200,000
Legal Fees and Expenses.....................................     375,000
Accounting Fees and Expenses................................     275,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent and Registrar Fees...........................       3,000
Miscellaneous...............................................      35,310
                                                              ----------
          Total.............................................  $  996,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive offices, and that we may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. We believe that the indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

        We have entered into agreements to indemnify our executive offices, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceedings arising out of such person's services as a director or executive officer of Landacorp or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Landacorp where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        Since January 1, 1996, the Registrant has sold and issued the following unregistered securities:

        1. On April 16, 1996, we sold 13,000 shares of common stock to a director for a purchase price of $27,000.

        2. On May 31, 1996, we sold 1,000 shares of common stock to Ben Steel for a purchase price of $1,900.

        3. On September 26, 1996, we sold 10,000 shares of common stock to David Wellons for a purchase price of $19,000.

        4. On December 22, 1997, we sold 2,000 shares of common stock to Howard Shortly for a purchase price of $16,000.

        5. On March 11, 1998, we sold 3000 shares of common stock to Daniel Legare for a purchase price of $5,700.

        6. On February 27, 1998, we sold an aggregate of 6,800,000 shares of Series D preferred stock to investors for an aggregate purchase price of $8,160,000.

        7. On June 15, 1998, we sold an aggregate of 1,250 shares of common stock to Matt Zerega for a purchase price of $2,375.

        8. On March 17, 1999, we sold an aggregate of 1,362,285 shares of common stock to employees, officers and directors for an aggregate purchase price of $165,373.50.

        9. On April 1, 1999, we sold 5,000 shares of common stock to Michael Lake for a purchase price of $2,500.

        10. On August 1, 1999, we sold 5,000 shares of common stock to Michael Lake for a purchase price of $5,000.

        The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Landacorp.

ITEM 16. EXHIBITS.


  1.1*    Form of Underwriting Agreement.
  3.1     Intentionally omitted.
  3.2     Intentionally omitted.
  3.3     Intentionally omitted.
  3.4     Form of Second Amended and Restated Certificate of
          Incorporation to be filed immediately following the closing of the offering made under this Registration Statement.
  3.5     Bylaws.
  4.1     Reference is made to Exhibits 3.4, 3.5, 10.5 and 10.11.
  4.2*    Specimen common stock certificate.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1*    Form of Indemnification Agreement between the Company and
          each of its directors and officers.
 10.2*    1995 Stock Plan.
 10.3*    1998 Equity Incentive Plan.
 10.4*    1999 Employee Stock Purchase Plan
 10.5*    Series D Preferred Stock Purchase Agreement dated February
          27, 1998.
 10.6*    Investor Rights Agreement dated February 27, 1998.
 10.7*    Sublease Agreement for Offices located at 4151 Ashford
          Dunwoody Rd., Atlanta, Georgia, between Landacorp and Unisys
          Corporation, dated September 1, 1991.
 10.8*    Lease Agreement for offices located on Fortress Avenue,
          Chico, CA, between Landacorp and Fortress Development Group, dated March 8, 1999.
 10.9*    Restricted Stock Purchase Agreement of Eugene Santa
          Cattarina, dated October 20, 1998.

10.10*    Restricted Stock Purchase Agreement of Stephen Kay, dated
          October 20, 1998.
10.11*    Restricted Stock Purchase Agreement of Bryan Lang, dated
          October 20, 1998.
10.12*    Voting Rights Agreement dated February 27, 1998.
10.13*    Licensing Agreement by and between Interqual(R) Incorporated and Landa management Systems Corporation, dated September 8,
          1992.
10.14*    Sublicensor Agreement by and between Interqual(R)
          Incorporated and Landa Management Systems, effective April
          15, 1994.
10.15*    Distribution Agreement for Interqual(R)Medical
          Appropriateness Review Systems, signed on January 1, 1996.
10.16*    License Agreement - Software Developers, between Milliman &
          Robertson, Inc. and Landacorp, dated August 17, 1998.
 10.17    Asset Purchase Agreement dated January 31, 2000 between High
          Technology Solutions, Inc. and Landacorp, Inc.
 23.1     Consent of Independent Accountants
 23.2     Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
 23.3     Consent of Independent Accountants
 24.1*    Powers of Attorney (included in this Registration Statement at page II-5)
 27.1     Financial Data Schedule


------------------------

* Previously filed.


(b) Financial Statement Schedules

        Schedule II -- Valuation and Qualifying Accounts

        Other schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on February 8, 2000.


                                          By:
                                            /s/         STEPHEN P. KAY
                                            ------------------------------------
                                                       Stephen P. Kay
                                                  Chief Operating Officer
                                                and Chief Financial Officer
                                            (Principal Financial and Accounting
                                                           Officer)

                               POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 2000:


                      SIGNATURE                                             TITLE
                      ---------                                             -----
/s/ EUGENE SANTA CATTARINA*                              President, Chief Executive Officer and
-----------------------------------------------------    Director
Eugene Santa Cattarina

                 /s/ STEPHEN P. KAY*                     Chief Operating Officer
-----------------------------------------------------    and Chief Financial Officer
                   Stephen P. Kay                        (Principal Financial and Accounting Officer)

                 /s/ BRYAN H. LANG*                      Chief Technology Officer,
-----------------------------------------------------    Chief Marketing Officer and Director
                    Bryan H. Lang

              /s/ THOMAS F. STEPHENSON*                  Chairman of the Board of Directors
-----------------------------------------------------
                Thomas F. Stephenson

                 /s/ HOWARD E. COX*                      Director
-----------------------------------------------------
                    Howard E. Cox

              /s/ JASON M. ROSENBLUTH*                   Director
-----------------------------------------------------
                 Jason M. Rosenbluth

               /s/ JEROME H. GROSSMAN*                   Director
-----------------------------------------------------
                 Jerome H. Grossman

*By:     /s/ STEPHEN P. KAY
------------------------------------
           Stephen P. Kay
          Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   1.1*    Form of Underwriting Agreement.
   3.1     Intentionally omitted.
   3.2     Intentionally omitted.
   3.3     Intentionally omitted.
   3.4     Form of Second Amended and Restated Certificate of
           Incorporation to be filed immediately following the closing of the offering made under this Registration Statement.
   3.5     Bylaws.
   4.1     Reference is made to Exhibits 3.4, 3.5, 10.5 and 10.11.
   4.2*    Specimen common stock certificate.
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
  10.1*    Form of Indemnification Agreement between the Company and
           each of its directors and officers.
  10.2*    1995 Stock Plan.
  10.3*    1998 Equity Incentive Plan.
  10.4*    1999 Employee Stock Purchase Plan
  10.5*    Series D Preferred Stock Purchase Agreement dated February
           27, 1998.
  10.6*    Investor Rights Agreement dated February 27, 1998.
  10.7*    Sublease Agreement for Offices located at 4151 Ashford
           Dunwoody Rd., Atlanta, Georgia, between Landacorp and Unisys
           Corporation, dated September 1, 1991.
  10.8*    Lease Agreement for offices located on Fortress Avenue,
           Chico, CA, between Landacorp and Fortress Development Group, dated March 8, 1999.
  10.9*    Restricted Stock Purchase Agreement of Eugene Santa
           Cattarina, dated October 20, 1998.
 10.10*    Restricted Stock Purchase Agreement of Stephen Kay, dated
           October 20, 1998.
 10.11*    Restricted Stock Purchase Agreement of Bryan Lang, dated
           October 20, 1998.
 10.12*    Voting Rights Agreement dated February 27, 1998.
 10.13*    Licensing Agreement by and between Interqual(R) Incorporated and Landa management Systems Corporation, dated September 8,
           1992.
 10.14*    Sublicensor Agreement by and between Interqual(R)
           Incorporated and Landa Management Systems, effective April
           15, 1994.
 10.15*    Distribution Agreement for Interqual(R)Medical
           Appropriateness Review Systems, signed on January 1, 1996.
 10.16*    License Agreement - Software Developers, between Milliman &
           Robertson, Inc. and Landacorp, dated August 17, 1998.
  10.17    Asset Purchase Agreement dated January 31, 2000 between High
           Technology Solutions, Inc. and Landacorp, Inc.
  23.1     Consent of Independent Accountants
  23.2     Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
  23.3     Consent of Independent Accountants
  24.1*    Powers of Attorney (included in this Registration Statement at page II-5)
  27.1     Financial Data Schedule


------------------------

* Previously filed.